Exhibit 2

                            INMET MINING CORPORATION

                                     - AND -

                          LEUCADIA NATIONAL CORPORATION

                                     - AND -

                              MK RESOURCES COMPANY

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                            SHARE PURCHASE AGREEMENT

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                                   May 2, 2005

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                                TABLE OF CONTENTS

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ARTICLE 1 - INTERPRETATION......................................................2
    1.1   Definitions...........................................................2
    1.2   Headings.............................................................13
    1.3   Extended Meanings....................................................13
    1.4   Currency.............................................................13
    1.5   Schedules............................................................13

ARTICLE 2 - PURCHASE AND SALE..................................................14
    2.1   Purchase and Sale....................................................14
    2.2   Closing..............................................................15

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES.....................................16
    3.1   Representations and Warranties of the Seller Parties Pertaining to
             Leucadia, MK Resources and the Las Cruces Companies...............16
    3.2   Additional Representations and Warranties of the Seller Parties
             Pertaining to the Las Cruces Companies............................22
    3.3   Representations and Warranties of Inmet..............................35
    3.4   Survival of the Representations, Warranties and Covenants............40

ARTICLE 4 - CONDITIONS.........................................................41
    4.1   Conditions for the Benefit of Inmet..................................41
    4.2   Conditions for the Benefit of the Seller Parties.....................44
    4.3   Procedure for Satisfaction of the Conditions.........................47
    4.4   Termination; Effect of Termination...................................47

ARTICLE 5 - COVENANTS..........................................................48
    5.1   Conduct of Business During the Interim Period........................48
    5.2   MK Resources Stockholder Meeting.....................................52
    5.3   Covenants of Inmet...................................................52
    5.4   Costs of Consents, Etc...............................................52
    5.5   Regulatory Approvals.................................................53
    5.6   Compliance Verification and Continued Access.........................53
    5.7   Related Party Contracts..............................................53
    5.8   Name Change and Use of Trade Marks...................................54
    5.9   Ibex.................................................................54
   5.10   Rio Tinto Royalty....................................................54
   5.11   Continued Securities Compliance......................................54
   5.12   Tax Status...........................................................54
   5.13   Supplementation and Amendment of Schedules...........................54

                                       -i-
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
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ARTICLE 6 - INDEMNIFICATION....................................................54
    6.1   Seller Parties' Indemnities..........................................54
    6.2   Indemnity of Inmet...................................................55
    6.3   Commissions..........................................................55
    6.4   Exclusive Remedies...................................................55
    6.5   Limitation of Liability of the Seller Parties........................55
    6.6   Limitation of Liability of Inmet.....................................56
    6.7   Notice of and Defence of Third Party Claims..........................56
    6.8   Calculation of Damages...............................................58
    6.9   Mitigation...........................................................58
   6.10   No Duplication.......................................................58
   6.11   Tax Treatment of Indemnity Payments..................................58

ARTICLE 7 - GENERAL............................................................58
    7.1   Public Announcements and Confidential Information....................58
    7.2   Transaction Protections..............................................59
    7.3   Information for Reporting Requirements...............................64
    7.4   Further Assurances...................................................64
    7.5   Time of the Essence..................................................65
    7.6   Dispute Resolution...................................................65
    7.7   Fees and Expenses....................................................65
    7.8   Benefit of the Agreement.............................................65
    7.9   Invalidity of Provisions.............................................65
   7.10   Entire Agreement.....................................................65
   7.11   Amendments and Waiver................................................66
   7.12   Assignment...........................................................66
   7.13   Notices..............................................................66
   7.14   Governing Law........................................................68
   7.15   Attornment...........................................................68
   7.16   Counterparts and Faxed Signatures....................................68

          THIS AGREEMENT made the 2nd day of May, 2005;

BETWEEN:

               INMET MINING CORPORATION, a corporation incorporated under the laws of Canada ("Inmet"),

                         - and -

               LEUCADIA NATIONAL CORPORATION, a corporation incorporated under the laws of the State of New York, United States of America ("Leucadia"),

                         - and -

               MK RESOURCES COMPANY, a corporation incorporated under the laws of the State of Delaware, United States of America ("MK Resources"),

          WHEREAS MK Resources is the holder of all of the shares in MK Netherlands (as defined below), and MK Netherlands is the registered and beneficial owner of all of the shares of CLC (as defined below), which holds the mining concession for the Las Cruces copper deposit in the autonomous region of Andalusia, Spain;

          AND WHEREAS Leucadia is the owner of approximately 72% of the stock of MK Resources, and has entered into a merger agreement with MK Resources, subject to stockholder approval, pursuant to which it will acquire the stock of MK Resources that it does not currently own at or prior to Closing pursuant to the Reorganization (as defined below);

          AND WHEREAS MK Resources desires to sell and Inmet desires to purchase the Purchased Shares (as defined below), upon and subject to the terms and conditions hereinafter set forth;

          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the Parties agree as follows:

                           Article 1 - INTERPRETATION
                           --------------------------

1.1  Definitions

          In this Agreement, unless something in the subject matter or context is inconsistent therewith:

"Acquisition Proposal" has the meaning attributed to such term in Section 7.2(1)(a);

"Affiliate" means as to any Person, any other Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person;

"Agreement" means this agreement and all schedules attached to this agreement and all amendments, restatements or replacements made hereto by written agreement between the Parties;

"Alternative Transaction" has the meaning attributed to such term in section 4.1(4);

"Applicable Law" in respect of any Person, property, transaction or event, means all laws, statutes, regulations, common law, judgments, notices, approvals, orders and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any Governmental Body having or purporting to have authority over that Person, property, transaction or event (and (i) where used in respect of a representation or warranty, as in effect as of the date of the representation or warranty and (ii) where used in respect of a covenant, as in effect from time to time, in each case unless otherwise noted);

"Assay Data" means the drill hole assay data upon which the Feasibility Study is based;

"Assets" means:

     (a)  the Mining Equipment;

     (b)  the Mining Concessions;

     (c)  the Land;

     (d)  the Water Rights;

     (e)  the Confidential Information; and

     (f) all assets, property, interests, or rights of, held by or owned by any of the Las Cruces Companies, including all personal property (whether tangible or intangible) and real property, including chattels and fixtures;

"Benefit Plans" means all written and all material unwritten plans, arrangements, agreements, programs or policies, whether funded or unfunded and whether or not mandated by any Governmental Body, relating to the employees of the Las Cruces Companies to which any of the Las Cruces Companies is a party or


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by which any of them are bound or under which any of them has any liability or contingent liability and relating to (i) retirement savings or pensions, (ii) employee welfare benefits, including hospitalization, health, disability, life, termination, past service or severance pay benefits or insurance, or (iii) bonus or other incentive compensation, stock options, profit sharing or deferred compensation, or relating to any similar subject matter, but excluding any such plan, arrangement, agreement, program or policy relating to the employees of the Las Cruces Companies that is administered by a Governmental Body and that does not require any of the Las Cruces Companies to make any monetary contribution;

"Books and Records" means all technical, financial, business, tax and employee books, records, files, papers, regulatory filings and returns and other books, records, files, papers and regulatory filings of the Las Cruces Companies in any form whatsoever (including written, printed, electronic or computer printout form), including lists of present customers, suppliers, consultants and employees, financial books and records of account, actuarial, tax and accounting information, recordings of geological and metallurgical data, reports, files, lists, drawings, plans, logs, briefs, customer and agency records, computer program documentation, medical records, data bases, employee data and records, deeds, certificates, contracts, surveys, title and legal opinions, records of payment, loan histories, investment asset documentation, evidences of mortgage insurance, written employment manuals and employment policies;

"Business" means the business and activities of exploration, evaluation, and project development carried on by the Las Cruces Companies, including the ownership, development and operation of the Project and the exploration and evaluation activities on the Faralaes Concessions;

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in Toronto, Canada; New York, New York; Amsterdam, the Netherlands, or Salt Lake City, Utah;

"Canadian GAAP" means the accounting principles generally accepted in Canada, including, for all principles stated in the Handbook of the Canadian Institute of Chartered Accountants, such principles so stated;

"Canadian Securities Laws" means the applicable securities laws of each of the provinces and territories of Canada, the respective regulations and rules made under those securities laws and the published policy statements of the Canadian securities regulatory authorities;

"CFC" has the meaning attributed to such term in section 3.3(14)(h) of this Agreement;

"Claim" means any claim for money damages or equitable relief arising out of a legal proceeding, and includes any cause of action, suit, proceeding, judgment, award, assessment, reassessment or notice of determination of loss;

"CLC" means Cobre Las Cruces, S.A., a company incorporated under the laws of Spain;

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"Closing" means the completion of the Transaction in accordance with this
Agreement at the Time of Closing;

"Closing Date" means the fifth Business Day immediately following the date on which a Condition Satisfaction Period commences, provided that if that Condition Satisfaction Period terminates prior to such fifth Business Day, then the Closing Date shall be determined with reference to the Condition Satisfaction Period next occurring, or such earlier or later date as may be agreed upon in writing by the Parties;

"Code" means the Internal Revenue Code of 1986, as amended;

"Condition Satisfaction Period" means any period of time commencing on the date on which each of the conditions set out in Sections 4.1 or 4.2 of this Agreement has been and continues to remain satisfied or, if not satisfied, has been waived by the Party or Parties for whose benefit such unsatisfied condition exists, and terminating on the date on which any of such conditions not so waived ceases to be satisfied (unless prior to the time such condition ceases to be satisfied, it has been waived by the Party benefiting therefrom);

"Confidential Information" means all information, regardless of its form, relating to the Project, the Las Cruces Companies or the Assets, including reports, results, maps, charts, strategic plans and other data, whether in oral, written or electronic form and whether or not stated or noted to be confidential, other than information which is or becomes available to the public without breach of the provisions of this Agreement;

"Consent Required Contracts" means those Material Contracts which, as a result of the completion of the transactions contemplated by this Agreement without obtaining consent, (i) would be violated, breached, terminated or modified, with or without notice; or (ii) would require payment or performance by any of the Las Cruces Companies of a fine, penalty or other additional cost or obligation, except, in the case of clause (i) or (ii), for any such violations, breaches, terminations, modifications, fines, penalties or additional costs or obligations that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies;

"Contract" means any written or oral contract, agreement, lease, arrangement or commitment, including any Benefit Plan, to which any of the Las Cruces Companies is a party or by which any of them is or their respective assets are bound;

"Control" means:

     (a) when applied to the relationship between a Person and a Corporation, the beneficial ownership by such Person at the relevant time of shares of such Corporation carrying either at least 50% of the voting rights ordinarily exercisable at meetings of shareholders of such Corporation or the percentage of voting rights ordinarily exercisable at meetings of shareholders of such Corporation that are sufficient to elect a majority of the directors of such Corporation; and


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
     (b) when applied to the relationship between a Person and a partnership or joint venture, the beneficial ownership by such Person at the relevant time of more than 50% of the ownership interests of the partnership or joint venture in circumstances where it can reasonably be expected that such Person directs the affairs of the partnership or joint venture;

and the words "Controlled by", "Controlling" and similar words have corresponding meanings; provided that a Person (the "first-mentioned Person") who Controls a Corporation, partnership or joint venture (the "second-mentioned Person") shall be deemed to Control: (i) a Corporation, partnership or a joint venture (the "third-mentioned Person") which is Controlled by the second-mentioned Person, (ii) a Corporation, partnership or joint venture which is controlled by the third-mentioned Person and (iii) so on;

"Corporation" means a corporation, an incorporated company, a limited liability company, a besloten vennootschap met beperkte aansprakelijkheid or naamloze vennootschap under Dutch law, or a Sociedad Anonima, Sociedad Limitada or asociacion under Spanish law;

"Credit Agreements" means the Credit Agreement, dated as of March 1, 1998, as amended, between MK Resources and Leucadia, and the Credit Agreement, dated as of March 4, 2005, between MK Netherlands and Leucadia;

"Declaration of Environmental Impact" means the statement of the Seville Provincial Delegation of the Regional Ministry of the Environment issued on May 9, 2002 providing initial environmental approval of the Project and setting out environmental conditions for development regarding protective measures, mitigation and monitoring;

"Director" means, with respect to a Corporation, a member of the board of directors or managing board of the Corporation and includes, where permitted under Applicable Law at the relevant time, any alternate who is duly authorized to represent such member at meetings of the board of directors;

"Environmental Laws" means any Governmental Approval, any Applicable Law, or other requirement of any Governmental Body and any judicial or administrative interpretation thereof, regulating, relating to or imposing liability or standards of conduct concerning: (i) the environment, human health or safety, or emissions, discharges, releases or threatened releases into the environment (including, air, water, noise and land), (ii) the manufacture, processing, smelting, distribution, use, treatment, storage, disposal, transport or handling of waste (including solid or hazardous waste), waste water, pollutants, contaminants, chemicals or any Hazardous Materials, (iii) the reclamation or remediation of disturbed land, or (iv) the protection of archaeological sites, national or natural monuments and protected areas such as natural parks as defined in the Applicable Laws of the relevant jurisdiction;

"Excess Value" has the meaning attributed to such term in Section 7.2(5)(b);

"Faralaes Concessions" means the investigation permits listed in Schedule 1.1(1), as amended or renewed through the date of this Agreement;

"Feasibility Study" means the November 2003 Feasibility Study prepared by DMT - Montan Consulting GmbH and Outokumpu Technology Group;

"Financial Statements" means the audited financial statements of CLC for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, consisting of balance sheets of CLC as at December 31, 2004, December 31, 2003 and December 31, 2002, and statements of income and statements of cash flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002, together with the notes thereto, copies of which are set out in Schedule 1.1(2);

"Governmental Approval" means any authorization, consent, approval, licence, ruling, permit, concession, certification, exemption, filing, variance, order, judgment, decree, publication, assessment, notice to, declaration of or with or registration by or with any Governmental Body including any extension or renewal thereof, but excluding Subsidies;

"Governmental Body" means the European Union or any agency thereof, or any national, state, regional, municipal or local governmental department, commission, board, bureau, agency, authority or instrumentality of Spain, the Netherlands, Canada, the United States or any political subdivision thereof, and any Person exercising or purporting to exercise executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaus, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

"Hazardous Materials" means any substance or material defined or regulated pursuant to any of the applicable Environmental Laws or in the Declaration of Environmental Impact or the IPPC Authorization, including any materials defined as hazardous, toxic, corrosive, flammable, or dangerous waste;

"Ibex" means Iberia Exploraciones, S.A., a company incorporated under the laws of Spain;

"Ibex Agreement" means the farm-in and joint venture agreement between Ibex and Riomin Iberica S.A. dated February 24, 2000, as amended;

"Ibex Interests" means the rights and interests of Ibex set out in Schedule 1.1(3);

"Inmet Common Share Reorganization" has the meaning attributed to such term in
Section 2.1(3);

"Inmet Consideration Shares" means the Inmet common shares to be issued to MK Resources as consideration for the Purchased Shares;

"Inmet Counter-Proposal" has the meaning attributed to such term in Section 7.2(3)(b);


                                       6
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"Inmet Public Record" on any date, means all documents filed by Inmet with the
Ontario Securities Commission or any other Canadian securities regulatory authorities which would be required to be incorporated by reference in a short-form prospectus of Inmet filed on that date pursuant to National Instrument 44-101 of the Canadian securities regulatory authorities;

"Intellectual Property" has the meaning given to such term in Section 3.2(8)(b);

"Interim Period" means the period between the close of business on the date of this Agreement and the Time of Closing;

"Interim Period Development Plan" means the schedule and budget prepared by MK Resources and CLC for operations during the Interim Period attached as Schedule 1.1(4);

"IPPC Authorization" means the authorization granted to CLC under EU Directive 96/61 on Integrated Pollution Prevention and Control;

"Knowledge of Inmet" means the knowledge, after due inquiry, of the officers and senior management of Inmet;

"Knowledge of the Seller Parties" means the knowledge, after due inquiry, of any of: (i) the directors, officers, and senior management of the Las Cruces Companies, (ii) the officers and directors (other than independent directors) of MK Resources, (iii) Thomas E. Mara, and (iv) Mike Doyle.

"Land" means all right, title or interest, including surface rights and leasehold interests, of the Las Cruces Companies in real property, excluding rights encompassed by mining concessions or exploration permits but including all buildings, erections, structures, improvements and fixtures now and hereafter thereon (a description of such real property being set out in Schedule 1.1(5));

"Las Cruces Companies" means MK Netherlands and CLC;

"Leucadia Loan" means the loan provided by Leucadia to MK Netherlands pursuant to the Credit Agreement dated March 4, 2005;

"Leucadia Counter-Proposal" has the meaning attributed to such term in Section 7.2(3)(a);

"Lien" means (i) any security interest, mortgage, pledge, prohibition, injunction, lien, charge or other encumbrance of any kind, or any prior assignment, option, claim, promise to contract, or interest of any kind, upon any property or assets, or upon the income or profits therefrom, including any right, regardless of origin, to participate in net profits, royalties, rents or other income in any way derived from or attributable to the Mining Concessions or any rights arising therefrom; (ii) any acquisition of or option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including any capital lease); or (iii) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse;


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"Loss" means any loss, liability, damage, cost or expense suffered or incurred, including the costs and expenses of any assessment, judgment, settlement or compromise relating thereto and, fees and expenses of lawyers and other professionals acting on behalf of the Party recovering its Loss, net of recoveries and associated tax benefits, and excluding any incidental, indirect, special or punitive damages; for greater certainty, in respect of any Loss claimed by Inmet, no Claim for consequential damages or lost profits may be asserted in respect of any matter other than the Project, and in respect of the Project must be limited to the reduction of the net present value of the Project at the relevant times;

"Loss Payment" means the amount of any Loss required to be paid by an Indemnifying Party under this Agreement;

"Management Committee" has the meaning attributed to such term in Section
5.1(1);

"Material Adverse Change" means a material adverse change in, or a material adverse effect upon, the business, operations, prospects, assets, liabilities or financial condition of the Las Cruces Companies, taken as a whole, or Inmet on a consolidated basis, as the case may be, excluding any change or effect caused by or resulting from or attributable to (i) conditions in the global economy or securities markets in general; (ii) developments affecting the worldwide base metal mining industry in general which do not have a materially disproportionate effect on the Las Cruces Companies, taken as a whole, or Inmet on a consolidated basis, as the case may be; (iii) changes in the price of copper; or (iv) changes in currency exchange rates;

"Material Contracts" has the meaning given to such term in Section 3.2(3)(a);

"Material Inmet Mining Properties" means the Cayeli, Troilus and Pyhasalmi mines;

"Material Inmet Subsidiaries" means Cayeli Bakir Isletmeleri A.S., Pyhasalmi Mine Oy, and Inmet Finland Oy;

"Members of the Inmet Group" means Inmet and its Affiliates from time to time (which Affiliates will include the Las Cruces Companies from and after the Time of Closing) and also includes OTML;

"Members of the Leucadia Group" means Leucadia and its Affiliates from time to time, including MK Resources (which Affiliates will include the Las Cruces Companies until the Time of Closing);

"Merger Agreement" means the Agreement and Plan of Merger, dated as of the date hereof, among Leucadia, Marigold Acquisition Corp. and MK Resources;

"Mining Concessions" means the Project Concession and the Faralaes Concessions;


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"Mining Equipment" means all drilling, loading, haulage and ancillary equipment used in operations relating to the Project, including the equipment listed in
Schedule 1.1(6);

"Minority Stockholders" has the meaning attributed to such term in Section
7.2(2);

"MK Netherlands" means MK Gold Exploration B.V., a besloten vennootschap met beperkte aansprakelijkheid under the laws of the Netherlands;

"Notification Date" has the meaning attributed to such term in Section
7.2(2)(a).

"Ordinary Course of Business" means actions that are consistent with the general past operating practices of the Business and, during the Interim Period, also includes actions that are consistent with the Interim Period Development Plan or directives of the Management Committee or this Agreement.

"OTML" means Ok Tedi Mining Limited;

"Parties" means the parties to this Agreement and "Party" means any one of them;

"Party Group" means, respectively, Inmet and the Seller Parties;

"Permitted Encumbrances" means, in respect of any of the Assets: (a) the security granted thereon by the Las Cruces Companies in respect of the Syndicated Loan; (b) inchoate liens thereon; and (c) liens or any other encumbrances arising by operation of Applicable Law in respect of Taxes, assessments or governmental charges or levies (i) not yet due and payable or
(ii) which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Las Cruces Companies' books; (d) zoning, entitlement, building and land use regulations, customary covenants, defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the conduct of the Business in the Ordinary Course of Business or the development of the Project in accordance with the Feasibility Study; and (e) liens created by bonding requirements set out in Schedule 3.2(5)(c);

"Person" means an individual, a partnership, a limited partnership, a joint venture, a syndicate, a Corporation, a Governmental Body, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing "Person" have similar meaning;

"PFIC" has the meaning attributed to such term in Section 3.3(14)(g) of this Agreement;

"Pledge" means the Agreement and Deed of Pledge, dated March 7, 2005, whereby MK Resources pledged to Leucadia 65% of the issued shares of MK Netherlands;

"Project" means the Las Cruces high-grade copper deposit identified by the Project Concession and located in the autonomous region of Andalusia, Spain, where CLC proposes to build an open-pit copper mine and processing facility as set out in the Feasibility Study;


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"Project Concession" means the mining concession relating to the Project listed in Schedule 1.1(7);

"Purchased Business Balance Sheet" means the balance sheet of MK Netherlands, on a consolidated basis, dated March 31, 2005, a copy of which is attached as
Schedule 1.1(8);

"Purchased Shares" means shares which constitute, at the Time of Closing, 70% of the issued shares of MK Netherlands or 70% of the equity interests of such other entity mutually acceptable to Inmet and the Seller Parties owning, directly or indirectly, 100% of the Las Cruces Companies;

"Registration Rights Agreement" means the agreement to be entered into as of the Closing Date between Inmet, Leucadia and MK Resources providing certain registration rights with respect to the Inmet Consideration Shares substantially in the form attached as Schedule 1.1(9);

"Related Party Contracts" has the meaning given to such term in Section
3.2(3)(e);

"Related Party Transactions" has the meaning given to such term in Section 3.2(3)(e);

"Reorganization" means a reverse triangular merger transaction in which a subsidiary of Leucadia will merge with and into MK Resources, Leucadia will acquire the approximately 28% of the shares of MK Resources it does not currently own for consideration consisting of shares of Leucadia, as further described in Schedule 4.1(1)(c);

"Rio Tinto Royalty" means the royalty right granted by MK Resources to Rio Tinto Metals Limited under the Sale and Purchase Agreement, dated September 1, 1999, between MK Gold Company (now known as MK Resources Company) and Rio Tinto Metals Limited;

"SEC" means the U.S. Securities and Exchange Commission;

"Seller Parties" means Leucadia and MK Resources;

"Shareholders Agreement" means the agreement to be entered into as of the Closing Date between Inmet, Leucadia, MK Resources and the issuer of the Purchased Shares providing for their respective rights and obligations in relation to the Las Cruces Companies, the Project and the Business, substantially on the terms set out in the term sheet attached as Schedule 4.1(1)(e);

"Spanish GAAP" means generally accepted accounting principles in Spain;

"Shareholder Loan Agreements" means the loan agreements to be entered into between MK Netherlands and each of Inmet and Leucadia on the Closing Date, in each case together with all related guarantees and security documentation;


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"Subsidies" means all subsidies, grants, loans or other financial assistance
(including tax privileges) provided, or to be provided, by any Governmental Body, including the subsidies listed in Schedule 3.2(2)(c);

"Superior Proposal" has the meaning attributed to such term in Section 7.2(2);

"Syndicated Loan" means the loan agreements and related security documents and agreements with respect to the third-party financing for the Project;

"Tax Authority" means any Governmental Authority responsible for the administration of any Taxes;

"Taxes" means (i) all taxes, levies, duties, imposts, mining licenses, fees, deductions, charges or withholdings of any kind whatsoever including national and municipal patents, sales, gross or net income, receipts, value added, use, ad valorem, transfer, franchise, payroll, capital, excise, goods and services, property or windfall profit taxes, stamp or similar documentary charges, customs duties, health and social security contributions, employment insurance premiums and any other withholdings or deductions relating to employees and all liabilities with respect thereto, including any interest, fines, penalties, surtaxes, charges, additions to tax or additional amounts and loss of relief in respect of any of the foregoing, imposed by any taxing or social security authority, body or instrumentality (whether Spanish, Dutch or foreign) upon the Las Cruces Companies or Inmet, as the case may be, and/or (ii) any liability of the Las Cruces Companies or Inmet, as the case may be, for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated or combined tax group;

"Tax Reassessment Period" means the period ending on the last day on which any assessment, reassessment or other document assessing liability for tax, interest or penalties may be issued to any of the Las Cruces Companies or Inmet, in respect of any taxation year or other period ending prior to the Closing Date, or in respect of any taxation period within which the Closing Date occurs, pursuant to any applicable tax legislation;

"Tax Returns" means all reports, returns and other documents filed or required to be filed by the Las Cruces Companies or Inmet, as the case may be, in respect of Taxes;

"Termination Date" means December 31, 2005;

"Third Party" means any Person other than a Party and its Affiliates;

"Third Party Claim" means any Claim asserted by a Third Party against Inmet or the Seller Parties, as the case may be;

"Time of Closing" means 10:00 a.m. (Eastern Standard Time) on the Closing Date or such other time as shall be mutually agreed to among the Parties;

"Transaction" means the sale of the Purchased Shares by MK Resources to Inmet in exchange for the Inmet Share Consideration pursuant to the terms of this Agreement;

"Transaction Documents" means: (i) this Agreement, (ii) the Shareholders Agreement, (iii) the Registration Rights Agreement, (iv) the Shareholder Loan Agreements, (v) the Voting Agreement; (vi) all agreements and instruments entered into or to be entered into pursuant to this Agreement, and (vii) all agreements and instruments entered into or to be entered into by one or more of the Parties with any Member of the Inmet Group or any Member of the Leucadia Group relating to the transactions contemplated by this Agreement, and excludes the Merger Agreement;

"U.S. Dollars" and the symbol "$" means lawful money of the United States of America;

"U.S. GAAP" means the accounting principles generally accepted in the United States;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

"U.S. Securities Laws" means United States federal securities laws;

"Voting Agreement" means the agreement between Inmet and Leucadia dated the date hereof with respect to the voting of Leucadia's shares of MK Resources;

"Water Rights" means: (i) all registered and non-registered concessions, easements and other rights held by or contracted to the Las Cruces Companies to remove or divert from its natural source and to use water granted by any Persons to the Las Cruces Companies, including those rights pursuant to the permits, licenses or other authorizations listed in Schedule 1.1(10) and (ii) all rights and approvals related thereto, such as rights and approvals to access water and rights and approvals to locate equipment and other hydrological works necessary to access and transport water.

1.2  Headings

          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3  Extended Meanings

          In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term "including" as used herein means "including without limiting the generality of the foregoing".

1.4  Currency

          Unless otherwise indicated, all references to currency herein are to U.S. Dollars.

1.5  Schedules

     (1) The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 1.1(1)      --   Faralaes Concessions;
Schedule 1.1(2)      --   Financial Statements;
Schedule 1.1(3)      --   Ibex Interests;
Schedule 1.1(4)      --   Interim Period Development Plan;
Schedule 1.1(5)      --   Land;
Schedule 1.1(6)      --   Mining Equipment;
Schedule 1.1(7)      --   Project Concession;
Schedule 1.1(8)      --   Purchased Business Balance Sheet;
Schedule 1.1(9)      --   Form of Registration Rights Agreement;
Schedule 1.1(10)     --   Water Rights;
Schedule 3.1(11)     --   Shareholder Loans;
Schedule 3.1(13)     --   Non-Violation;
Schedule 3.1(14)     --   Litigation;
Schedule 3.1(19)     --   Assets and Liabilities of MK Netherlands;
Schedule 3.2(1)(b)   --   Indebtedness;
Schedule 3.2(1)(c)   --   Defaults;
Schedule 3.2(1)(f)   --   Undisclosed Liabilities of the Las Cruces Companies;
Schedule 3.2(1)(g)   --   Las Cruces Companies Tax Matters;
Schedule 3.2(2)(a)   --   Governmental Approvals;
Schedule 3.2(2)(c)   --   Subsidies;
Schedule 3.2(3)(a)   --   Material Contracts;
Schedule 3.2(3)(b)   --   Breach of Contracts;
Schedule 3.2(3)(c)   --   Consent Required Contracts;
Schedule 3.2(3)(d)   --   Expenditure Commitments;
Schedule 3.2(3)(e)   --   Related Party Contracts;
Schedule 3.2(4)(a)   --   Rights on Mining Concessions;
Schedule 3.2(4)(b)   --   Mining Rights and Licences;
Schedule 3.2(4)(d)   --   Feasibility Study Issues;
Schedule 3.2(5)(a)   --   Hazardous Materials;
Schedule 3.2(5)(b)   --   Environmental Reports;
Schedule 3.2(5)(c)   --   Reclamation and Other Bonds;
Schedule 3.2(6)      --   Employment;
Schedule 3.2(7)      --   Insurance;
Schedule 3.2(8)(b)   --   Intellectual Property;
Schedule 3.2(8)(d)   --   Powers of Attorney;
Schedule 3.3(9)      --   Obligations to Issue Inmet Securities;

Schedule 4.1(1)(b)   --   Governmental Approvals Required for Closing;
Schedule 4.1(1)(c)   --   Reorganization;
Schedule 4.1(1)(e)   --   Shareholder Agreement Term Sheet; and
Schedule 4.1(1)(l)   --   Releasing Members of the Leucadia Group.

     (2) Capitalized terms used, but not otherwise defined, in the Schedules have the respective meanings ascribed thereto in the body of this Agreement.

                          ARTICLE 2 - PURCHASE AND SALE
                          -----------------------------

2.1  Purchase and Sale

     (1) Subject to the acquisition by Leucadia of 100% of the outstanding stock of MK Resources pursuant to the Reorganization, Leucadia agrees to cause MK Resources to sell the Purchased Shares to Inmet, and MK Resources agrees to sell and Inmet agrees to purchase the Purchased Shares at the Time of Closing, in both cases free and clear of all Liens.

     (2) In consideration for the Purchased Shares, Inmet shall issue from treasury to MK Resources 5,600,000 Inmet common shares (as such amount may be adjusted pursuant to Section 2.1(4)), the "Inmet Consideration Shares").

     (3) If at any time prior to the Time of Closing, Inmet shall:

     (a)  subdivide the Inmet common shares into a greater number of shares;

     (b)  consolidate the Inmet common shares into a lesser number of shares;

     (c) make a distribution to the holders of all or substantially all of the Inmet common shares of additional Inmet common shares or securities exchangeable for or convertible into Inmet common shares (excluding shares issued in the ordinary course pursuant to employment compensation plans);

     (d) otherwise change the number of Inmet common shares outstanding by reason of a reclassification, recapitalization, exchange of shares or similar event;

          (any such event being herein called an "Inmet Common Share Reorganization"), the number of Inmet Consideration Shares shall be adjusted in accordance with Section 2.1(4).

     (4) If an Inmet Common Share Reorganization occurs, and each time an Inmet Common Share Reorganization occurs, the number of Inmet Consideration Shares provided for by this Agreement immediately prior to giving effect to the Inmet Common Share Reorganization shall be multiplied by a fraction of which:

     (a) the numerator shall be the number of Inmet common shares that are (or will be) outstanding immediately after giving effect to the Inmet Common Share Reorganization (ignoring for this purpose the Inmet Consideration Shares), including in the case of a distribution of securities exchangeable for or convertible into Inmet common shares, the number of Inmet common shares that would be outstanding if such securities had been exchanged or converted into Inmet common shares; and

     (b) the denominator shall be the number of Inmet common shares outstanding immediately prior to giving effect to the Inmet Common Share Reorganization.

2.2 Closing

     (1) Except as provided in Section 2.2(2)(i) below, the sale and purchase of the Purchased Shares shall be completed at the Time of Closing at the offices of Torys LLP in Toronto, Ontario.

     (2) At Closing, (i) MK Resources shall transfer the Purchased Shares to Inmet by means of a notarial deed executed in the Netherlands before a Dutch civil law notary, and Inmet shall deliver to MK Resources share certificates representing the Inmet Consideration Shares registered in the name of MK Resources, and (ii) Inmet shall acquire 70% of the Leucadia Loan from Leucadia for consideration equal to 70% of the outstanding amount of the Leucadia Loan at the Time of Closing, including accrued interest.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

3.1 Representations and Warranties of the Seller Parties Pertaining to Leucadia, MK Resources and the Las Cruces Companies.

          In order to induce Inmet to enter into this Agreement, each of the Seller Parties jointly and severally represents and warrants to Inmet (and acknowledges that Inmet is relying on these representations and warranties in connection with the execution of this Agreement and the transactions contemplated hereby) that:

     (1) Due Incorporation. Each of the Seller Parties and the Las Cruces Companies has been duly incorporated and organized under the laws of the respective jurisdictions in which it is incorporated, validly exists thereunder and is in good standing, if applicable, under the Applicable Law governing its existence.

     (2) Due Authorization. Each of the Seller Parties and the Las Cruces Companies has the necessary corporate power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder. The execution and delivery of the Transaction Documents to which it is a party by each of the Seller Parties and the Las Cruces Companies and the performance of its obligations thereunder have been duly authorized by all necessary corporate actions on its part, other than the affirmative vote of the holders of a majority of the outstanding stock of MK Resources. Such execution, delivery and performance by each of the Seller Parties and the Las Cruces Companies, do not require any consent of, or notification to, any Person, or any action, consent or notification under any Applicable Law which has not already been, or will not by the Time of Closing have been, obtained or made, other than the affirmative vote of the holders of a majority of the then outstanding stock of MK Resources.

     (3) Enforceability. The Transaction Documents have been, or will be on or prior to the Time of Closing, duly executed and delivered by each of the Seller Parties and the Las Cruces Companies and, assuming due authorization, execution and delivery thereof by the other parties thereto other than any Seller Party or Las Cruces Company, constitute, or will constitute, valid and binding obligations of each of the Seller Parties and the Las Cruces Companies, as the case may be, enforceable against each of the Seller Parties and the Las Cruces Companies (to the extent that they are, respectively, parties thereto) in accordance with their respective terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other Applicable Law, now or later in effect, affecting the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

     (4) Absence of Investments. Except for the ownership of the shares of CLC by MK Netherlands, none of the Las Cruces Companies owns any shares or other securities in any Person and none of them has any obligation to acquire any interest in any Person.

     (5) No Bankruptcy. There has not been any petition or application filed by a Seller Party, a Las Cruces Company or, to the Knowledge of the Seller Parties, a Third Party, or any proceeding commenced which has not been discharged, by or, to the Knowledge of the Seller Parties, against the Seller Parties or the Las Cruces Companies or with respect to any assets of MK Resources or the Las Cruces Companies under any Applicable Law, relating to bankruptcy, insolvency, readjustment of debt or creditors' rights; none of the Seller Parties or the Las Cruces Companies is unable to meet its obligations as they generally become due, and no assignment has been made by any of such companies for the benefit of creditors.

     (6) No Dissolution. No meeting has been convened or resolution or petition proposed or order made for any of the Seller Parties or the Las Cruces Companies to be wound up or dissolved.

     (7) Capital of MK Netherlands. The authorized share capital of MK Netherlands is (euro)90,000, consisting of 90,000 shares of (euro)1 each. The issued share capital of MK Netherlands is (euro)18,200, and all 18,200 issued shares are held by MK Resources. The Purchased Shares have been, and at the Time of Closing will be, validly issued and are, and at the Time of Closing will be, fully paid. None of the Purchased Shares has been issued in violation of any pre-emptive or other rights of others. MK Netherlands has not declared any dividend or other distribution and is not under any obligation to redeem or repurchase any shares or other securities issued by it. Except for CLC, MK Netherlands does not have any direct or indirect subsidiaries nor any agreement of any nature to acquire any subsidiary or other business operation.

     (8) Capital of CLC. The share capital of CLC amounts to 101,745,150 Euros, fully subscribed and paid-in, divided into 2,034,903 registered shares of 50 Euro face value each, all of which are legally and beneficially owned by MK Netherlands. No person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the shares of CLC. The shares of CLC and all recordable corporate resolutions have been properly registered with the Commercial Registry in Seville, Spain.

     (9) Right to Transfer Purchased Shares. MK Resources is the sole holder of all of the Purchased Shares and has good and marketable title thereto. The Purchased Shares are not subject to any Lien (other than the Pledge), and at the Time of Closing will not be subject to any Lien, except as may be contemplated by the Shareholder Loan Agreements or the Syndicated Loan. Except for the Pledge, there are no agreements or restrictions which in any way limit the transfer to Inmet of the Purchased Shares. At the Time of Closing, MK Resources will have full legal right, power and authority to transfer the Purchased Shares to Inmet free of Liens, except as may be contemplated by the Shareholder Loan Agreements or the Syndicated Loan.

     (10) No Options. There is no:

     (a) outstanding subscription, right, option, warrant, call, commitment or agreement (other than this Agreement, the Credit Agreements and the Pledge) which obliges Leucadia or MK Resources to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares, the shares of CLC or the shares of Ibex or any interest therein or obliges any of the Las Cruces Companies to issue any of its capital stock;

     (b) right of pre-emption, right or obligation to acquire, redeem or convert, over or affecting the Purchased Shares, the shares of CLC or the shares of Ibex;

     (c) shareholders' agreement, voting trust, voting agreement, pooling agreement, proxy or other arrangement relating to the voting or other rights attached to any of the Purchased Shares, the shares of CLC or the shares of Ibex; or

     (d) outstanding right, option, warrant, call, commitment or agreement (other than the Rio Tinto Royalty) which obliges the Seller Parties or the Las Cruces Companies to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets or the Governmental Approvals (other than rights of Governmental Bodies affecting the Mining Concessions, the Water Rights and the Subsidies),

          and the Seller Parties have not agreed to give, create or enter into any of the foregoing.

     (11) Shareholder Loans. Schedule 3.1(11) sets out the amount of the Leucadia Loan. No Person has any agreement or option or any right or privilege (whether by law or contract) capable of becoming an agreement or option for the acquisition of any interest in the Leucadia Loan (other than Inmet pursuant to this Agreement).

     (12) Status of Las Cruces Companies. The Las Cruces Companies are duly qualified and have full corporate power and authority to carry on the Business and to own, hold valid title to, or have rights to their Assets and to hold the Governmental Approvals and have made all necessary filings and registrations under Applicable Law, except where the failure to be so qualified or to make such filings or registrations, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change in respect of the Las Cruces Companies.

     (13) Non-Violation. The execution and delivery by each of the Seller Parties and the Las Cruces Companies of the Transaction Documents to which they are a party and the consummation of the transactions contemplated by the Transaction Documents do not or will not, as applicable, (i) conflict with, violate, result in a breach of, or constitute a default under any provision of the certificate of incorporation or articles, by-laws or other organizational documents of the Seller Parties or the Las Cruces Companies,
     (ii) violate, conflict with or result in the breach, termination or modification of, or otherwise give any other Person the right to terminate, or constitute a default under, with or without notice, the lapse of time or both, or cause the acceleration of any obligation under, the terms of any agreement or instrument other than the Consent Required Contracts listed in
     Schedule 3.2(3)(c) to which any of the Seller Parties or the Las Cruces Companies is a party or by which any of them or any of their respective properties or other assets may be bound or, with respect to the Las Cruces Companies, give any other Person the right to increase the obligations of the Las Cruces Companies, (iii) result in the creation of any Lien upon the Purchased Shares or the Assets, (iv) except as disclosed in Schedule 3.1(13), violate any Applicable Law applicable to the Seller Parties, the Las Cruces Companies, the Purchased Shares, the Assets or the Governmental Approvals, provided that the Transaction must be approved by the affirmative vote of the holders of a majority of the then outstanding stock of MK Resources, (v) result in the loss of or failure to renew or require the repayment of any Subsidy or (vi) except as disclosed in Schedule

     3.1(13), result in the loss of any material Asset or Governmental Approval, other than, in the cases of clauses (ii), (iii), (iv), (v) and (vi), any such violations, conflicts, breaches, defaults, terminations, modifications, accelerations, obligations, liens, losses or impairments that individually or in the aggregate have not, and would not reasonably be expected to, result in a Material Adverse Change in respect of the Las Cruces Companies.

     (14) Litigation. Except as set forth in Schedule 3.1(14), to the Knowledge of the Seller Parties, there are (i) no ongoing or threatened Claims, notices, investigations, mediations or arbitrations, or any matters under discussion with any Governmental Body or other Third Party, which individually or in the aggregate may reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies, whether at law or in equity or before or by any Governmental Body, and (ii) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting the Business, the Purchased Shares, the Assets, the Governmental Approvals, or the Las Cruces Companies, which individually or in the aggregate have resulted or may reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies. Neither of the Las Cruces Companies is in default of any material judgment, order, decree, writ, injunction, decision, ruling or award to which it is subject, and neither of the Seller Parties is in default of any material judgment, order, decree, writ, injunction, decision, ruling or award which relates to or adversely affects the interest of MK Resources in MK Netherlands, the interest of Leucadia in the Leucadia Loan, the Purchased Shares, the Las Cruces Companies, the Business, the Assets or the Governmental Approvals.

     (15) Corporate Records. The minute books of each of the Las Cruces Companies contain true, correct and complete copies of the minutes of every meeting of its board of Directors and of its shareholders and every written resolution of its Directors and shareholders during the periods covered by such minute books, and have been made available to Inmet or its advisors for the periods requested by Inmet. Full and complete copies of the constating documents of the Las Cruces Companies have been provided to Inmet. All corporate proceedings and actions reflected therein have been, in all material respects, conducted or taken in compliance with Applicable Law and with the respective constating documents of the Las Cruces Companies.

     (16) The Reorganization. Following the completion of the Reorganization, MK Resources will be a wholly-owned subsidiary of Leucadia. The terms of the Reorganization comply with Applicable Law. An opinion has been delivered by Raymond James Ltd., financial advisor to the independent directors of MK Resources, to the effect that the Reorganization is fair, from a financial perspective, to stockholders of MK Resources other than Leucadia. The Board of Directors and Audit Committee of MK Resources, which committee is comprised entirely of independent directors, have unanimously approved the Reorganization.

     (17) Acquisition of Inmet Consideration Shares. Each of the Seller Parties understands and acknowledges that the issuance and sale of the Inmet Consideration Shares has not been registered under the U.S. Securities Act and, unless an exemption from registration is available, none of the Inmet Consideration Shares may be offered or sold within the United States. MK Resources is an Accredited Investor (as that term is defined in Rule 501(a)(3) of Regulation D of the U.S. Securities Act) and is acquiring the Inmet Consideration Shares as principal for its own account, not for the benefit of any other person, for investment purposes only and not with any current view to any resale, distribution, or other disposition thereof in violation of any U.S. Securities Laws or Canadian Securities Laws. Each of the Seller Parties agrees that it will not offer, sell or otherwise transfer or pledge any of the Inmet Consideration Shares (other than pursuant to an effective registration statement under the U.S. Securities
     Act) unless (i) the sale is to Inmet, (ii) the sale is made outside the United States in accordance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations, or (iii) the sale is made pursuant to the exemption from registration under the U.S. Securities Act provided by Rule 144 thereunder or is otherwise exempt from registration. Each of the Seller Parties understands and acknowledges that the Inmet Consideration Shares are "restricted securities" as defined in Rule 144 of the U.S. Securities Act, and upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of U.S. Securities Laws, the certificates representing the Inmet Consideration Shares and all certificates issued in exchange therefor or in substitution thereof, shall bear on the face of such certificates a restrictive legend to such effect. Each of the Seller Parties acknowledges that (a) it has reviewed the Inmet Public Record and has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Inmet concerning the terms and conditions of the offering of the Inmet Consideration Shares and (ii) to obtain such additional information which Inmet possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information contained in the Inmet Public Record and that it has considered necessary in connection with its decision to acquire the Inmet Consideration Shares (and for that purpose has requested and received the representations and warranties of Inmet provided in this Agreement) and (b) it is not acquiring the Inmet Consideration Shares as a result of any general solicitation or general advertising, as those terms are used in Regulation D under the U.S. Securities Act including, without limitation, advertisements, articles, notices and other communications published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

     (18) Public Disclosure Record. The public documents filed by each of the Seller Parties with the SEC since January 1, 2002 complied in all material respects, at the time of their filing, with the applicable requirements of U.S. Securities Laws. As of their respective dates, the public documents filed by the Seller Parties with the SEC since January 1, 2002 did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date and except (in the case of Leucadia) where such statement or omission would not impair the ability of Leucadia to complete the transactions contemplated by this Agreement or to obtain the Syndicated Loan. There is no disclosure required by U.S. Securities Laws with respect to the Seller Parties which has not been made, except, in the case of Leucadia, where such failure to disclose would not impair the ability of Leucadia to complete the transaction contemplated by this Agreement or to obtain the Syndicated Loan.

     (19) MK Netherlands. Except for its investment in CLC and as disclosed in
     Schedule 3.1(19), MK Netherlands has no assets, liabilities or obligations whatsoever (whether accrued, absolute, contingent or otherwise). MK Netherlands has been funded by either equity or debt, and such equity and debt has been properly registered with all appropriate Governmental Bodies and in connection therewith MK Netherlands has obtained all Governmental Approvals, investment contracts or other similar rights available under Applicable Law which are necessary or desirable to conduct its business (including to own the shares of, and to make loans to, CLC). MK Netherlands has complied with all foreign investment filing requirements in Spain in respect of CLC. MK Netherlands has no operations or activities other than its interest in CLC.

     (20) CLC. CLC has not declared any dividend or other distribution since it was acquired from Rio Tinto Metals Limited in 1999 and to the Knowledge of the Seller Parties is not under any obligation to redeem or repurchase any shares or other securities issued by it. CLC has obtained all Governmental Approvals, investment contracts or other similar rights available under Applicable Law which are necessary to operate in Spain as a subsidiary of a non-Spanish company.

3.2 Additional Representations and Warranties of the Seller Parties Pertaining to the Las Cruces Companies.

          The Seller Parties jointly and severally represent and warrant to Inmet as follows (and acknowledge that Inmet is relying on these representations and warranties in connection with the execution of this Agreement and the transactions contemplated hereby):

     (1)  Financial and Other Information.

     (a) Purchased Business Balance Sheet. The Purchased Business Balance Sheet has been prepared in accordance with U.S. GAAP (except for the absence of footnotes), and presents fairly in all material respects the assets, liabilities and financial position of MK Netherlands as of March 31, 2005 on a consolidated basis.

     (b) Indebtedness. Except for: (i) any trade payables and accrued Taxes in an aggregate amount less than $500,000 owing by the Las Cruces Companies incurred in the Ordinary Course of Business; or (ii) as disclosed in Schedule 3.2(1)(b), the Las Cruces Companies do not have any indebtedness other than the Leucadia Loan.

     (c) No Default of Indebtedness. Except as disclosed in Schedule 3.2(1)(c), the Las Cruces Companies are not in default under any guarantee, bond, debenture, note or other instrument evidencing any indebtedness or under the terms of any instrument pursuant to which any of the foregoing has been issued or made and delivered, and, to the Knowledge of the Seller Parties, there exists no state of facts which after notice or lapse of time or both or otherwise would constitute such a default.

     (d) Financial Statements. The Financial Statements were prepared in accordance with Spanish GAAP consistently applied, and present fairly in all material respects the financial position, results of operations and changes in the cash flow of CLC as at or for the applicable dates or periods. Except as disclosed in the Purchased Business Balance Sheet, there has been no Material Adverse Change in respect of the Las Cruces Companies since December 31, 2004 (except for expenditures in accordance with the Feasibility Study and the Interim Period Development Plan and any change caused by or resulting from changes in currency exchange rates).

     (e) Books and Records. All transactions of the Las Cruces Companies have been properly and accurately recorded in the appropriate Books and Records of the Las Cruces Companies and such Books and Records are correct and complete in all material respects and have been maintained and retained in accordance with Applicable Law, including Tax and corporate laws and regulations, accounting requirements and good business practice in the jurisdictions where the Las Cruces Companies operate.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.2(1)(f), the Las Cruces Companies have no liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise), other than (i) those reflected in the fiscal 2004 Financial Statements and (ii) those incurred since December 31, 2004 in the Ordinary Course of Business;

     (g)  Tax Matters. Except as disclosed in Schedule 3.2(1)(g):

          (i) the Las Cruces Companies have timely filed all Tax Returns required to be filed under all applicable Tax laws, and such Tax Returns are true and complete in all material respects;

          (ii) all material Taxes due and payable by the Las Cruces Companies have been timely paid and all material deficiencies asserted or assessments made against the Las Cruces Companies as a result of any examination by any Tax Authority of Tax Returns filed in previous years have been fully paid or have been accrued for in accordance with the generally accepted accounting principles of the jurisdiction of incorporation of each Las Cruces Company;

          (iii) the Las Cruces Companies have not given any waiver of any statute of limitations relating to the payment of any Taxes with respect to their Business or operations;

          (iv) the Tax accruals reflected on the Purchased Business Balance Sheet are adequate to cover all material Tax liabilities payable by the Las Cruces Companies for the periods prior to March 31, 2005;

          (v) all material Tax liabilities of the Las Cruces Companies in respect of any period ending on or prior to the date hereof and that are not yet due and payable have been accrued in the books and accounts of the Las Cruces Companies or have been paid and such payments are reflected in such books and accounts;

          (vi) there are no notices of assessment or reassessment of unpaid Tax liabilities issued by any Tax Authority which have been received by the Las Cruces Companies;

          (vii) to the Knowledge of the Seller Parties, except as a result of the transactions contemplated by this Agreement, all Tax credits and allowances of any kind or Tax loss carry forwards reflected in the Tax Returns filed by the Las Cruces Companies are available to be offset against future Tax liabilities (except for Tax credits or Tax losses that have expired due to elapse of time or any statute of limitation in accordance with applicable Tax
               Law);

          (viii) the Las Cruces Companies are not liable for any Taxes of a Third Party under any contract or agreement, or transferee of such Third Party, or by any Applicable Law (except for value added, sales and similar Taxes that are customarily paid by a customer under a sales or service contract and collected by a seller); and

          (ix) the Las Cruces Companies have sufficient records relating to past events, including any elections made, to calculate the Tax liability or relief which would arise on any disposal or realization of any Assets.

     (h) Withholdings. Each of the Las Cruces Companies has withheld from all material payments to Persons with respect to whom it is required by Applicable Law to withhold any amounts, the amount of all material

          Taxes and other deductions required to be withheld therefrom and has paid the same to the relevant Tax Authorities within the time required under Applicable Law. Each of the Las Cruces Companies has collected all material Taxes and other amounts which it is required by Applicable Law to collect and has paid the same to the relevant Tax Authorities within the time required by Applicable Law.

     (i) No Other Business. The Las Cruces Companies have not conducted any operations other than the Business and do not have any assets or liabilities unrelated to the Project, the Faralaes Concessions or the Ibex Interests.

     (j) No Payments. None the Seller Parties nor the Las Cruces Companies nor, to the Knowledge of the Seller Parties, any of their officers, directors, agents, advisors or employees has agreed to make any payment or other use of the Assets: (i) except in compliance with all Applicable Law, to or on behalf of any official of any Governmental Body or for any purpose related to political activity; (ii) for any purpose that is illegal under Applicable Law, or (iii) for the establishment of any concealed fund or concealed bank account.

     (2)  Governmental Approvals.

     (a) Governmental Approvals. Schedule 3.2(2)(a) sets out: (i) all Governmental Approvals held by the Las Cruces Companies; (ii) all Governmental Approvals which have been applied for by the Las Cruces Companies but have not yet been obtained; and (iii) to the Knowledge of the Seller Parties, all material Governmental Approvals identified in the Feasibility Study which have not yet been applied for. The Seller Parties have no reason to believe that the Governmental Approvals disclosed pursuant to clauses (ii) and (iii) of the preceding sentence cannot be obtained on terms satisfactory for the development and operation of the Project in accordance with the Feasibility Study; provided, that the Seller Parties do not warrant that such Governmental Approvals will be obtained or that, if obtained, they will be obtained on terms and conditions satisfactory to CLC. The Las Cruces Companies have all Governmental Approvals required to carry on the Business as of the date of this Agreement. Except as disclosed in Schedule 3.2(2)(a), all Governmental Approvals which have been obtained are valid and subsisting (except for those Governmental Approvals specified in Schedule 3.2(2)(a) which expire in accordance with their terms and for which applications for renewals or extensions have been made) and the Las Cruces Companies are in compliance with such Governmental Approvals, have satisfied all conditions pertaining thereto required to be satisfied at the current stage of development of the Project, and have filed in a timely manner all statements and reports required by such Governmental Approvals, except for any such failures to comply, satisfy or timely file that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces

          Companies. Except as disclosed in Schedule 3.2(2)(a), neither of the Las Cruces Companies is a party to a proceeding to revoke, restrict or suspend any such material Governmental Approval, nor is there (i) any pending proceeding or Claim against the Las Cruces Companies or, to the Knowledge of the Seller Parties, involving the Project, or (ii) to the Knowledge of the Seller Parties, any proceeding or Claim threatened against the Las Cruces Companies or involving the Project, which could reasonably be expected to have such an effect.

     (b) Absence of Restrictions. Except for restrictions imposed pursuant to the terms of the Mining Concessions, Subsidies provided or pledged to CLC in connection with the Project and Governmental Approvals held by the Las Cruces Companies, to the Knowledge of the Seller Parties, none of the Las Cruces Companies is subject to any restriction, judgment, writ, injunction, decree, award, rule or regulation which materially adversely affects (or in the future, assuming that the Business is conducted as set out it the Feasibility Study, is reasonably likely to materially adversely affect) the Project, the Business, its operations, prospects, properties, assets or condition, financial or otherwise, or its ability to perform its obligations under the Transaction Documents.

     (c) Subsidies. Schedule 3.2(2)(c) sets out a complete list of all Subsidies provided or pledged to CLC in connection with the Project, together with the terms and conditions of each Subsidy in the form of the letters granting such Subsidies. Except as disclosed in Schedule 3.2(2)(c), CLC is not in default of the conditions of any Subsidy.

     (3)  Contracts.

     (a) Material Contracts. Schedule 3.2(3)(a) sets out a complete list of all Contracts except for:

          (i) contracts or agreements which may be terminated by the relevant Las Cruces Company without penalty on not more than 90 days' notice, or

          (ii) contracts or agreements with any Person who is at arm's length to the Las Cruces Companies for the supply of goods or services requiring aggregate payments per annum of less than $50,000.

          (Contracts to which neither of the foregoing exceptions applies are herein referred to as "Material Contracts".)

     (b) No Breach of Contracts. Except as set out in Schedule 3.2(3)(b), the Las Cruces Companies are not in default or breach of any provision of any Material Contract (nor, to the Knowledge of the Seller Parties, are any of the other parties thereto) and all the Material Contracts are in good standing and in full force and effect. Other than as specified in Schedule 3.2(3)(a), there are no amendments thereto, the Las Cruces Companies are entitled to all benefits thereunder and, to the Knowledge of the Seller Parties, except as disclosed in Schedule 3.2(3)(b), there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute a default or breach of any Material Contract.

     (c) Consent Required Contracts. Schedule 3.2(3)(c) sets out a complete list of the Consent Required Contracts.

     (d) Expenditure Commitments. Schedule 3.2(3)(d) sets out all expenditure commitments (whether operational or capital) to which any of the Las Cruces Companies is bound with respect to any single expenditure or series of related expenditures in an amount equal to or greater than $50,000.

     (e) Related Party Contracts and Transactions. Schedule 3.2(3)(e) sets out all Contracts which were not fully performed on or before December 31, 2004 and transactions which occurred on or after January 1, 2005 between any of the Las Cruces Companies and one or more Members of the Leucadia Group (collectively, the "Related Party Contracts" or "Related Party Transactions", as applicable). No Member of the Leucadia Group is entitled to a Claim of any nature against any of the Las Cruces Companies other than Claims in respect of the Leucadia Loan and Related Party Contracts and Claims disclosed on Schedule 3.2(3)(e) or has assigned to any Person the benefit of a Claim against any of the Las Cruces Companies to which the Member would otherwise be entitled.

     (f) Sales Contracts. There are no sales, marketing, agency or other distribution contracts or arrangements (whether written or otherwise), to which any of the Las Cruces Companies is bound or which provide for the sale or marketing of product of the Project.

     (g) Equipment Leases. The consummation of the transactions contemplated by the Transaction Documents will not entitle any lessor to (i) terminate any Contract under which any of the Las Cruces Companies leases the Mining Equipment, (ii) require any of the Las Cruces Companies to purchase any leased Mining Equipment; or (iii) require the payment of any additional fee, except for any such terminations or required purchases or payments which individually or in the aggregate are not material to the Business.

     (4)  Mining, the Project and the Land.

     (a) Concessions. The Mining Concessions have been duly granted by the relevant Governmental Bodies and have been validly granted to and registered in the name of CLC, are held by it and are in full force and effect. Except as set forth in Schedule 3.2(4)(a), no Person other than CLC has any right, title or interest in, to or under the Mining Concessions and there are no adverse or competing Claims in respect thereof. No Person has any written or oral agreement, option, understanding or commitment or any right or privilege capable of becoming an agreement, for the purchase or reconveyance by CLC of the Mining Concessions. The Mining Concessions, under Spanish law as currently in effect, have the duration specified in Schedule 3.2(4)(a). There are no royalties payable by either the Seller Parties or the Las Cruces Companies in respect of the use or exploitation of the Project, except pursuant to the Rio Tinto Royalty.

     (b) Mining Rights and Licenses. Schedule 3.2(4)(b) sets out: (i) all material rights and licenses held by or on behalf of CLC from any Person; (ii) all material rights and licenses which have been applied for but have not yet been obtained; and (iii) to the Knowledge of the Seller Parties, all other material rights and licenses identified in the Feasibility Study which have not yet been applied for. The Seller Parties have no reason to believe that the rights and licenses disclosed in clauses (ii) and (iii) of the preceding sentence cannot be obtained on terms satisfactory for the development and operation of the Project in accordance with the Feasibility Study; provided, that the Seller Parties do not warrant that such rights and licenses will be obtained or that, if obtained, they will be obtained on terms and conditions satisfactory to CLC. Except as disclosed in Schedule 3.2(4)(b), all such rights and licenses which have been obtained are in full force and effect (except for those rights or licenses specified in Schedule 3.2(4)(b) which expire in accordance with their terms and for which applications for renewals or extensions have been made), and, to the Knowledge of the Seller Parties, no event has occurred that is reasonably likely to result in the revocation or withdrawal of such rights and licenses such as would reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies.

     (c) Compliance with Approvals. The Project complies with and is being developed, and all activities on the Mining Concessions are being carried out, in all material respects, in accordance with all covenants, conditions, restrictions, requirements and reservations in the Governmental Approvals applicable thereto including, in the case of the Project, the Declaration of Environmental Impact and the IPPC Authorization.

     (d) Feasibility Study. Except as disclosed in Schedule 3.2(4)(d), neither of the Seller Parties has received any written notice that any:

          (i) permits, consents or authorizations contemplated by the Feasibility Study will not be obtained on the terms applied for or will be revoked; or

          (ii) Person will oppose or contest the granting of, or seek the revocation of, any permits, consents, authorizations or authorities contemplated by the Feasibility Study.

          To the Knowledge of the Seller Parties, the reserve estimates contained in the Feasibility Study (with the modifications reflected in the technical report dated July 8, 2004 prepared by Pincock, Allen & Holt) were prepared in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.

          In addition, no information material to the preparation of the Feasibility Study was withheld from the person preparing it.

          The Seller Parties and the Las Cruces Companies have provided or made available to Inmet all material information, data, geological and geophysical test results, maps and surveys in the possession of the Seller Parties or the Las Cruces Companies requested by Inmet relating to the Project, the Land, and the Business and the exploration and drilling carried out therein by or on behalf of the Seller Parties or the Las Cruces Companies, and the Seller Parties and the Las Cruces Companies have not withheld from Inmet any such material information, data or test results.

     (e) Interim Period Development Plan. Substantially all of the work proposed to be performed under the Interim Period Development Plan is contemplated by the Feasibility Study.

     (f) Compliance with Laws. The Seller Parties have owned, held valid title to or had rights to the Assets and the Governmental Approvals and developed the Project (to its current state of development) in compliance in all material respects with Applicable Law. Neither the Seller Parties nor the Las Cruces Companies has received any written notice of non-compliance, and to the Knowledge of the Seller Parties, there are no facts that could reasonably be expected to give rise to a notice of non-compliance with Applicable Law, except for any such non-compliance that individually or in the aggregate would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies.

     (g) The Land. Except as set forth in Schedule 1.1(5), the Las Cruces Companies have good freehold or leasehold title to the Land free and clear of all encumbrances, other than Permitted Encumbrances, and interests in the Land is duly recorded by CLC in the relevant property registry. To the Knowledge of the Seller Parties, the Land and the current and planned (as contemplated in the Feasibility Study) uses of and development on the Land comply or are expected to comply with all applicable planning legislation and building laws and any legislation intended to control or regulate the use of land and any orders, regulations, consents or permissions made or granted under any of the same, except for any such failures to comply that individually or in the aggregate have not had and would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies. The Las Cruces Companies are not in breach of any covenant, restriction, stipulation or other obligation affecting the Land, other than any such breaches that individually or in the aggregate have not had and would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies. Except as disclosed on Schedule 1.1(5), there are no expropriation or similar proceedings, actual or, to the Knowledge of the Seller Parties, threatened, against any of the properties owned or leased by the Las Cruces Companies or any part thereof.

     (h) Assets. The Assets are not subject to any encumbrances, other than Permitted Encumbrances. The assets of the Las Cruces Companies are all of the assets, rights, interests, approvals and licenses and other property used by the Seller Parties or the Las Cruces Companies in the operation of the Business, other than assets used by Third Party contractors.

     (5)  Environmental Matters.

     (a) Hazardous Materials. Except as disclosed in Schedule 3.2(5)(a) or as disclosed in any of the environmental reports set forth in Schedule 3.2(5)(b), to the Knowledge of the Seller Parties, there is no hazard, source of pollution or condition that is having or may reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies or that is or has been in material violation of any Environmental Law and neither the Las Cruces Companies nor, to the Knowledge of the Seller Parties, any other Person under their authority or control has generated, used, treated, stored, released or disposed of, or permitted the generation, use, treatment, storage, release or disposal of Hazardous Materials on or in the Land, the Mining Concessions, the water inlet or discharge infrastructure for the Project, or the natural environment, except in material compliance with the Declaration of Environmental Impact, the IPPC Authorization and applicable Environmental Laws.

     (b) Environmental Reports. Attached as Schedule 3.2(5)(b) is a list of all material reports concerning environmental matters relating to or potentially affecting the Business, the Assets or the Governmental Approvals that are in the possession or control of the Las Cruces Companies or the Seller Parties, and the Seller Parties have provided to Inmet or its advisors true and complete copies of all such reports.

     (c) Reclamation and Other Bonds. Schedule 3.2(5)(c) identifies all bonds and other surety arrangements required by the terms of any Governmental Approval and, to the Knowledge of the Seller Parties, any other bonds or surety arrangements required of the Seller Parties or the Las Cruces Companies in connection with the Project, and further indicates the terms and conditions of any bonds and surety arrangements which have been obtained.

     (d) Environmental Issues. There have not been any investigations, proceedings, charges or convictions for material non-compliance with any Environmental Laws in connection with the Governmental Approvals, the Assets or the Business. There are no proceedings with respect to the Governmental Approvals, the Assets or the Business which allege the material violation of, or material non-compliance with, any Environmental Laws. There is no pending or, to the Knowledge of the Seller Parties, threatened investigation relating to any material non-compliance or alleged material non-compliance with any Environmental Law. Neither the Seller Parties nor the Las Cruces Companies have caused or permitted the discharge of any substance in connection with the Assets or the Business, other than in material compliance with Environmental Laws. There are no orders, directives or requests by a Governmental Body with respect to remedial or corrective actions necessary to ensure compliance with any Applicable Law, including Environmental Laws and Water Rights, nor are any remedial or corrective actions contemplated, required or being currently undertaken by the Las Cruces Companies. The Project and the Assets are free of any Liens imposed pursuant to applicable Environmental Laws, other than bonding requirements set out in Schedule 3.2(5)(c). No written notice or other communication has been received by the Las Cruces Companies from any Governmental Body in respect of the Business or the Assets that remedial or corrective action is or may be required pursuant to any Governmental Approval or Applicable Law.

     (6)  Employment.

     (a) Collective Agreements and Benefit Plans. Except as disclosed in Part I of Schedule 3.2(6), the Las Cruces Companies are not bound by or party to any collective bargaining agreement. Except as disclosed in Part II of Schedule 3.2(6), there has not been, for a period of 12 months prior to the date hereof, nor is there existing, nor, to the Knowledge of the Seller Parties, threatened, any strike, slowdown, picketing or work stoppage with respect to the unionized employees of the Las Cruces Companies. There are no ongoing, pending, or, to the Knowledge of the Seller Parties, threatened proceedings against the Las Cruces Companies alleging any unfair labour practice.

     (b)  Benefit Plans. Except as disclosed in Part III of Schedule 3.2(6),

          (i) each Benefit Plan is and has been established, registered, qualified, administered and invested, in material compliance with Applicable Law and none of the Las Cruces Companies has received any written notice from any Person alleging to the contrary;

          (ii) all liabilities and obligations under the Benefit Plans (whether pursuant to the terms thereof or Applicable Law) as of December 31, 2004 have been fully satisfied or funded or have been fully provided for in the December 31, 2004 Balance Sheet that forms part of the Financial Statements;

          (iii) there have been no amendments, modifications or restatements of any Benefit Plan made, or any improvements in benefits promised, under the Benefit Plans since the December 31, 2004 Balance Sheet that forms part of the Financial Statements;

          (iv) all contributions or premiums required to be paid to or in respect of each Benefit Plan have been paid in a timely fashion in accordance with the terms thereof and Applicable Law, and no Taxes, penalties or fees are owing under any Benefit Plan which have not been provided for in the December 31, 2004 Balance Sheet that forms part of the Financial Statements; and

          (v) there are no stay bonus, supplementary retirement arrangements, golden parachutes, incentive compensation, profit sharing or deferred compensation arrangements, nor any other similar arrangements nor any employment agreements with any executive employee of CLC to which CLC is a party or by which it is bound, nor any employment agreements with any other employee of CLC to which CLC is party or by which it is bound, the terms of which agreements would not be normal and customary for an employee of similar position having regard to common business practices in Spain in and in the mining industry.

     (c) Employment Contracts. MK Netherlands has never had any employees. Part IV of Schedule 3.2(6) lists all employees of CLC as of the date hereof, together with:

          (i) in respect of each Person named therein a brief job description, length of service, term of employment, current compensation (including rate of remuneration, salary, bonus and all other forms of compensation, and including any compensation that is or may become payable as a result of the completion of the Transaction) and severance obligations; and

          (ii) all written employment contracts and any amendments thereto, including in each case a description of the terms of each such contract.

     (d) Trade Unions and Bargaining Agents. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

          (i) holds bargaining rights with respect to any of the employees of CLC by way of certification, interim certification, voluntary recognition, designation, successor rights or otherwise; or

          (ii) has applied to be certified as the bargaining agent of any of the employees of CLC.

     (e) Remuneration. Except as disclosed in Part V of Schedule 3.2(6) and except for remuneration paid to employees in the Ordinary Course of Business and at current rates of remuneration, no payments have been made or authorized since December 31, 2004 by the Las Cruces Companies to officers, Directors, consultants or employees of the Las Cruces Companies.

     (f) No Indebtedness of Non-Arm's Length Individuals. No Director, former Director, officer, shareholder, consultant or employee of any of the Las Cruces Companies or any Person not dealing at arm's length with any such individual is indebted to the Las Cruces Companies.

     (g) Workers' Compensation. Except as disclosed in Part VI of Schedule 3.2(6), CLC is in compliance with all applicable workers' compensation or other similar legislation and has not been subject to any penalty or special assessments and has not been subject to increased assessments based on its experience rating.

     (h) Compliance with Employment Legislation. Except as disclosed in Part VII of Schedule 3.2(6), CLC is in compliance with all applicable employment, human rights, equity and similar legislation and there are no existing (or, to the Knowledge of the Seller Parties, contemplated) complaints, proceedings or orders in respect thereof.

     (i)  Pension and Termination Funding. Except as disclosed in Part VIII of
          Schedule 3.2(6), all liabilities and legal obligations of CLC in respect of pension, retirement and other benefits, contractual termination of employment payments or past service payments to employees and officers of CLC are reflected in the Financial Statements or are fully funded.

     (j) Except as disclosed in Part IX of Schedule 3.2(6), since December 31, 2004, and except as required by Applicable Law or collective bargaining agreements disclosed in Part I of Schedule 3.2(6), no change has been made in terms of employment, including pension commitments, by CLC, which would increase total payroll costs of CLC by more than five (5) percent per annum, and no change has been made in the terms of employment of any person employed by CLC who as of December 31, 2004 was entitled to a salary at an annual rate exceeding $75,000.

     (k) Except as disclosed in Part X of Schedule 3.2(6), the Las Cruces Companies have not made any employment commitments to any Governmental Body in connection with the Project.

     (7) Insurance Policies. Attached hereto as Schedule 3.2(7) is a true and complete list of all insurance policies maintained by the Las Cruces Companies including the insurer, the amount of the coverage, all deductible amounts, the type of insurance, the policy number, any pending claims thereunder, any claims in the three years prior to the date hereof in excess of $100,000, and, in respect of each policy that will terminate or expire prior to or at the Time of Closing (whether or not as a result of the completion of the transactions contemplated hereby) a notation to such effect. All such policies of insurance are in full force and effect and none of the Las Cruces Companies, nor any of the Seller Parties is in default of payment of any premium or other amount under the terms of any such policy. The Las Cruces Companies have all insurance required, in the relevant jurisdictions, by Applicable Law or the terms of any Governmental Approval.

     (8) General.

     (a) Carrying on the Business in the Ordinary Course. Since January 1, 2005, the Las Cruces Companies have carried on the Business in the Ordinary Course of Business in a manner generally consistent with the Feasibility Study (other than entering into the Leucadia Loan, the transactions contemplated by this Agreement and the transactions contemplated by the Merger Agreement).

     (b) Intellectual Property. Set out in Part I of Schedule 3.2(8)(b) is a complete and accurate list of all material trade marks, service marks, trade names, patents, inventions, trade secrets, domain names, copyrights, industrial designs, applications for the registrations thereof and other industrial and intellectual property (collectively "Intellectual Property"), owned or used by the Las Cruces Companies in order to carry on the Business as currently conducted. The Las Cruces Companies have the right to use all such Intellectual Property as required in order to carry on the Business as currently conducted. Except for Intellectual Property that is licensed and identified as such in Part II of Schedule 3.2(8)(b), the Las Cruces Companies are the registered and beneficial owners of such Intellectual Property, with good and valid title thereto. Except as disclosed in Part III of
          Schedule 3.2(8)(b):

          (i) the Las Cruces Companies are not required to pay any royalties, fees or other consideration to any Person with respect to the use by the Las Cruces Companies of such Intellectual Property;

          (ii) all Intellectual Property for which registrations have been obtained or sought is in good standing and has been duly registered or applications to register the same have been duly filed, other than any such failure to be in good standing, registered or filed that individually or in the aggregate have not had and would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies;

          (iii) neither of the Seller Parties has received notice that the conduct of the Business by the Las Cruces Companies infringes upon the Intellectual Property of any other Person; and

          (iv) no Person has been granted any licence or other right to any Intellectual Property used by the Las Cruces Companies.

     (c) Use of Name. Except as disclosed on Schedule 3.2(8)(c), each of the Las Cruces Companies has the right to use its name in the conduct of the Business and as a corporate name. The use of their names does not infringe on the rights of any other Person, and no Person other than the Seller Parties has the right to require any of them to change its name whether for corporate purposes or in connection with the conduct of the Business.

     (d) Powers of Attorney. Schedule 3.2(8)(d) sets out all powers of attorney granted by any of the Las Cruces Companies which remain in effect as of the date hereof.

3.3  Representations and Warranties of Inmet

          In order to induce the Seller Parties to enter into this Agreement Inmet represents and warrants to the Seller Parties (and acknowledges that each of the Seller Parties is relying on these representations and warranties in connection with the execution of this Agreement and the transactions contemplated hereby) that:

     (1) Due Incorporation. Inmet is duly incorporated and organized under the laws of Canada and validly exists thereunder. Inmet is duly qualified to carry on its business and is in good standing, if applicable, in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, except where the failure to be so qualified individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change in respect of Inmet, and has all requisite power and authority to carry on its business and to own, lease and operate its property and assets.

     (2) Due Authorization. Inmet has the necessary corporate power and authority to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations thereunder. The execution and delivery of the Transaction Documents to which it is a party by Inmet and the performance of its obligations thereunder has been duly authorized by all necessary corporate actions on its part. Such execution, delivery and performance by Inmet do not require any consent of, or notification to, any Person, or any action, consent or notification under any Applicable Law which has not already been, or will not by the Time of Closing have been, obtained or made.

     (3) Enforceability. The Transaction Documents to which Inmet is a party have been or will be, as applicable, duly executed and delivered by Inmet and constitute, or will constitute when executed and delivered by Inmet and by the other parties thereto, valid and binding obligations of Inmet enforceable against Inmet in accordance with their respective terms, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other Applicable Law, now or later in effect, affecting the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

     (4) No Bankruptcy. There has not been any petition or application filed by any Member of the Inmet Group or any proceeding commenced which has not been discharged, by Inmet or any of the Material Inmet Subsidiaries or, to the Knowledge of Inmet, by OTML or, to the Knowledge of Inmet, against Inmet, the Material Inmet Subsidiaries, OTML, or with respect to any assets of Inmet, the Material Inmet Subsidiaries or OTML under any Applicable Law relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Inmet or any of the Material Inmet Subsidiaries, or to the Knowledge of Inmet, OTML, for the benefit of creditors.

     (5) No Dissolution. No meeting has been convened or resolution proposed or petition proposed or order made for Inmet or any of the Material Inmet Subsidiaries or, to the Knowledge of Inmet, OTML, to be wound up or dissolved.

     (6) Non-Violation. The execution and delivery by Inmet of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not or will not, as applicable, (i) conflict with, violate, result in a breach of, or constitute a default under any provision of the articles or by-laws of Inmet, (ii) violate, conflict with or result in the breach or termination of or modification, or otherwise give any other Person the right to terminate, or constitute a default, with or without notice, the lapse of time or both, or cause the acceleration of any obligation, under the terms of any agreement or instrument to which Inmet is a party or by which its properties or other assets may be bound, or give any Person the right to increase the obligations of Inmet or (iii) violate any Applicable Law, other than, in the cases of clauses (ii) or (iii), any such violations, conflicts, breaches, terminations, modifications, defaults, accelerations or obligations that individually or in the aggregate have not, and would not reasonably be expected to, result in a Material Adverse Change in respect of Inmet.

     (7) Subsidiaries. Each of the Material Inmet Subsidiaries, and, to the Knowledge of Inmet, OTML is duly incorporated, organized and subsisting under the laws of its respective jurisdiction of incorporation, is duly qualified to carry on its business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of its property and assets requires such qualification, except where the failure to be so qualified individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Material Adverse Change in respect of Inmet, and has all requisite corporate power and authority to carry on its business, to own, lease and operate its property and assets.

     (8) Capital. The authorized capital of Inmet consists of an unlimited number of common shares, an unlimited number of preference shares and an unlimited number of subordinate voting participating shares, of which 41,723,782 common shares (and no preference shares or subordinate voting participating shares) were issued and outstanding as fully paid and non-assessable on May 2, 2005.

     (9) No Obligations to Issue Securities. Except as disclosed in Schedule 3.3(9), no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issuance of any of the unissued shares or other securities of Inmet or any of its subsidiaries or, to the Knowledge of Inmet, OTML, other than stock options, deferred share units, or other rights granted pursuant to employment compensation plans.

     (10) No Material Adverse Change. Except as disclosed in the Inmet Public Record as of the date of this Agreement, there has been no Material Adverse Change in respect of Inmet since January 1, 2005.

     (11) Inmet Consideration Shares.

     (a) All necessary corporate action and other necessary steps and proceedings have been taken or will have been taken at or prior to the Time of Closing by Inmet so as to validly issue the Inmet Consideration Shares to MK Resources at the Time of Closing.

     (b) Provided that neither of the Seller Parties is a Beneficial Owner (within the meaning given to such term in section 1.1(d) of the Inmet Shareholder Rights Plan) of any shares of Inmet, neither of the Seller Parties shall, solely as a result of the Transaction, become an Acquiring Person as defined in section 1.1(a) of the Inmet Shareholder Rights Plan, including, in the case of Leucadia, as a result of the transfer of any Inmet Consideration Shares to Leucadia or one or more Members of the Leucadia Group.

     (c) Upon issue, the Inmet Consideration Shares will be validly issued and outstanding as fully paid and non-assessable shares registered in the name of MK Resources, free and clear of all trading restrictions in Canada (except for the four-month hold period imposed by the operation of Canadian Securities Laws). MK Resources will have good and registrable title to the Inmet Consideration Shares, free of Liens.

     (d) Assuming the truth of the representations set forth in Section 3.1(17), the offer and sale of the Inmet Consideration Shares under this Agreement are exempt from registration under U.S. Securities Laws and exempt from the prospectus and registration requirements under Canadian Securities Laws.

     (12) Inmet Public Disclosure and Regulatory Compliance.

     (a) Inmet is, and for more than four months preceding the date hereof, it has been, a reporting issuer in good standing within the meaning of the Securities Act (Ontario) and the other applicable Canadian Securities Laws and, and Inmet is not, and for more than four months preceding the date hereof, it has not been, in default of any requirement of the Securities Act (Ontario) or the regulations thereunder and the other applicable Canadian Securities Laws. Without limiting the foregoing, Inmet has filed with the Canadian securities regulatory authorities on a timely basis all forms, reports and documents required to be filed by it under Canadian Securities Laws.

     (b) The Inmet Public Record documents filed by Inmet with the Ontario Securities Commission and the other Canadian securities regulatory authorities complied, at the time of their filing, with the requirements of the Securities Act (Ontario) and all other Canadian Securities Laws and all the information and statements contained therein were at the respective times of filing thereof true and correct and contained no misrepresentation (as defined in the Securities Act (Ontario). There is no disclosure required by Canadian Securities Laws with respect to Inmet which has not been made, and no confidential disclosure has been made by or on behalf of Inmet under any Canadian Securities Laws.

     (c) Inmet is in full compliance with all material requirements of the Toronto Stock Exchange applicable to listed companies.

     (d) The consolidated audited financial statements of Inmet contained in its 2004 Annual Report, 2003 Annual Report and 2002 Annual Report, including the notes thereto, were prepared in accordance with Canadian GAAP consistently applied throughout the periods covered thereby and, subject to annual year end adjustments in the case of the unaudited interim financial statements, present fairly in all material respects the financial position of Inmet as at the date thereof and the results of its operations and cash flow for the periods covered thereby.

     (e) No order suspending trading of Inmet securities has been issued or is pending or, to the Knowledge of Inmet, threatened.

     (13) Absence of Undisclosed Liabilities. Inmet has no liabilities or obligations of any nature or kind (whether accrued, absolute, contingent or otherwise), other than (i) those reflected in the Inmet Public Record, and
     (ii) those incurred since December 31, 2004 in the ordinary course of business.

     (14) Tax Matters.

     (a) Inmet has timely filed all Tax Returns required to be filed under all applicable Tax laws, and such Tax Returns are true and complete in all material respects;

     (b) all material Taxes due and payable by Inmet have been timely paid and all material deficiencies asserted or assessments made against Inmet as a result of any examination by any Taxing Authority of Tax Returns filed in previous years have been fully paid or contested in good faith and have been accrued for in accordance with Canadian GAAP;

     (c) Inmet has not given any waiver of any statute of limitations relating to the payment of any Taxes with respect to its business or operations;

     (d) all material Tax liabilities of Inmet in respect of any period ending on or prior to the date hereof and that are not yet due and payable have been accrued in the books and accounts of Inmet or have been paid and such payments are reflected in such books and accounts;

     (e) there are no notices of assessment or reassessment of unpaid Tax liabilities issued by any Tax Authority which have been received by Inmet;

     (f) Inmet is not liable for any Taxes of a Third Party under any contract or agreement, or transferee of such Third Party, or by any Applicable Law (except for value added, sales and similar Taxes that are customarily paid by a customer under a sales or service contract and collected by a seller);

     (g) Inmet has not been advised and is not aware that it is a passive foreign investment company ("PFIC") within the meaning of Section 1297 of the Code;

     (h) Inmet has not been advised and is not aware that it is a controlled foreign corporation ("CFC") with the meaning of Section 957 of the Code; and

     (i) Inmet has withheld from all material payments to Persons with respect to whom it is required by Applicable Law to withhold any amounts, the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the relevant Tax Authorities within the time required under Applicable Law. Inmet has collected all material Taxes and other amounts which it is required by Applicable Law to collect and has paid the same to the relevant Tax Authorities within the time required under Applicable Law.

     (15) Mining Rights and Licenses. All material mining rights, concessions and licenses relating to the Material Inmet Mining Properties, and, to the Knowledge of Inmet, those relating to Ok Tedi, are in full force and effect and, to the Knowledge of Inmet, no event has occurred that could reasonably be expected to result in the revocation or withdrawal of such concessions, rights and licenses.

     (16) Compliance with Approvals. Each of the Material Inmet Mining Properties, and, to the Knowledge of Inmet, Ok Tedi, complies with and is being developed, and all activities on the Material Inmet Mining Properties, and, to the Knowledge of Inmet, Ok Tedi, are being carried out, in all material respects in accordance with all covenants, conditions, restrictions, requirements and reservations in the Governmental Approvals applicable thereto. There are no terms, conditions or other requirements of any Governmental Approvals which the relevant Members of the Inmet Group have not been able to fulfill (or are not expected to be able to fulfill) when required to do so, in order to allow lawful operation of the Material Inmet Mining Properties, and, to the Knowledge of Inmet, Ok Tedi.

     (17) Compliance with Laws. The Members of the Inmet Group have owned and developed the Material Inmet Mining Properties, and, to the knowledge of Inmet, Ok Tedi, in compliance in all material respects with Applicable Law. Inmet has not received any notice of non-compliance and, to the Knowledge of Inmet, there are no facts which could reasonably be expected to give rise to a notice of non-compliance, with Applicable Law.

     (18) Environmental Issues. Except as disclosed in Inmet's 2004 Annual Report or its 2004 Annual Information Form (and to the Knowledge of Inmet, in the case of Ok Tedi):

     (a) there have not been any investigations, proceedings, charges or convictions for material non-compliance with any Environmental Laws in connection with the Material Inmet Mining Properties or Ok Tedi;

     (b) there are no proceedings with respect to the Material Inmet Mining Properties or Ok Tedi which allege the material violation of, or material non-compliance with, any Environmental Laws;

     (c) there is no pending or, to the Knowledge of Inmet, threatened investigation relating to any material non-compliance or alleged material non-compliance with any Environmental Law;

     (d) neither Inmet nor any of its subsidiaries has caused or permitted the discharge of any substance in connection with the Material Inmet Mining Properties, other than in material compliance with Environmental Laws;

     (e) there are no orders, directives or requests by a Governmental Body with respect to remedial or corrective actions necessary to ensure compliance with any Applicable Law, including Environmental Laws, nor are any remedial or corrective actions contemplated, required or being currently undertaken by Inmet or its subsidiaries; and

     (f) no written notice or other communication has been received by Inmet or its subsidiaries from any Governmental Body in respect of the Material Inmet Mining Properties or Ok Tedi that remedial or corrective action is or may be required pursuant to any Governmental Approval or Applicable Law.

3.4  Survival of the Representations, Warranties and Covenants

     (1) The representations and warranties set forth in Sections 3.1, 3.2 and
     3.3 shall each, from the Closing Date, survive the transactions herein provided for as follows:

     (a) the representations and warranties set out in Sections 3.1(1) to 3.1(10), 3.2(4)(a), 3.3(1) to 3.3(5), 3.3(8), 3.3(9) and 3.3(11) shall survive indefinitely and shall be of unlimited duration;

     (b) any representations or warranties that prove to be false as a result of any fraudulent misrepresentation made by the Person giving such representation or warranty shall survive indefinitely and shall be of unlimited duration;

     (c) the representations and warranties relating to the Tax liabilities set out in Sections 3.2(1)(g), 3.2(1)(h) and 3.3(14) shall terminate at the expiration of the Tax Reassessment Period;

     (d) the remaining representations and warranties set forth in Sections 3.1, 3.2 and 3.3 shall continue in full force and effect for a period of eighteen months from the Closing Date.

     (2) The covenants of the Seller Parties and Inmet set out in this Agreement shall survive the transactions herein provided for and notwithstanding such completion shall continue in full force and effect in accordance with the terms thereof to the extent necessary to give commercial effect thereto.

                             ARTICLE 4 - CONDITIONS
                             ----------------------

4.1  Conditions for the Benefit of Inmet

     (1) The sale by the Seller Parties and the purchase by Inmet of the Purchased Shares is subject to the following conditions which are for the exclusive benefit of Inmet to be performed or complied with at or prior to the Time of Closing:

     (a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the transactions contemplated by this Agreement; or

          (ii) preventing the Las Cruces Companies from developing or operating the Project in all material respects as contemplated in the Feasibility Study or otherwise materially impairing the value of the Project;

     (b) all required Governmental Approvals listed on Schedule 4.1(1)(b) shall have been obtained on terms acceptable to Inmet, acting in a commercially reasonable manner, and shall remain in effect, and all required notices to Governmental Bodies listed on Schedule 4.1(1)(b) shall have been made;

     (c)  the Reorganization shall have been completed in accordance with
          Schedule 4.1(1)(c);

     (d) a commitment letter containing all material terms (including representations, warranties, covenants, conditions, events of default, market flex provisions, material adverse change definition and completion test) for fully-underwritten and committed project financing of not less than $255 million and a 66 million Euro bridge facility from third-party lenders, in form reasonably acceptable to Inmet acting in good faith, shall have been executed and delivered by the parties thereto other than Inmet;

     (e) the Shareholders Agreement shall have been executed and delivered by the parties thereto, other than Inmet, substantially on the terms set out in the term sheet attached as Schedule 4.1(1)(e);

     (f) the parties to the Consent Required Contracts listed in Schedule 3.2(3)(c) other than the Las Cruces Companies shall have delivered all necessary consents, approvals or waivers, which consents, approvals and waivers must be in form and substance satisfactory to Inmet acting in a commercially reasonable manner;

     (g) no Material Adverse Change in respect of the Las Cruces Companies, taken as a whole, shall have occurred since December 31, 2004;

     (h) each of the representations and warranties of the Seller Parties in this Agreement (read without any materiality qualifications) shall be true and correct as of the Time of Closing as though made at and as of the Time of Closing (except to the extent such representations and warranties speak as of an earlier date), other than such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change in respect of the Las Cruces Companies;

     (i) The Seller Parties and the Las Cruces Companies shall have performed or complied with, in all material respects, all of the terms, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Time of Closing;

     (j) Inmet shall be furnished with such certificates or other instruments of the Seller Parties and the Las Cruces Companies or of officers of any of such as Inmet or its counsel may reasonably think necessary in order to establish that the conditions in Sections 4.1(h) and 4.1(i) have been satisfied;

     (k) all Directors and officers of each of the Las Cruces Companies specified by Inmet (except any such Directors or officers who are unaffiliated with the Seller Parties other than solely through the Las Cruces Companies) shall have tendered their resignations to be effective 30 days after the Time of Closing or such other date as Inmet may reasonably specify;

     (l) each of the Seller Parties and other Members of the Leucadia Group as set out in Schedule 4.1(1)(l) shall have provided full releases releasing each of the Las Cruces Companies from all claims arising from any cause, matter or thing arising at or prior to the Time of Closing (other than the Leucadia Loan) and terminating all Contracts (other than the Leucadia Loan) with any of the Las Cruces Companies;

     (m) all necessary steps and proceedings shall have been taken to permit the Purchased Shares to be duly and regularly transferred to and registered in the name of Inmet;

     (n) the loans owing by MK Netherlands to MK Resources shall have been assigned on a 70%/30% basis to Inmet and Leucadia, respectively and the debt facilities provided by MK Resources to CLC shall have been terminated;

     (o) the Seller Parties shall have delivered to Inmet a favourable opinion of Leucadia's counsel, as to matters governed by the laws of the United States of America, and opinions of local counsel as to the laws of the Netherlands and Spain, in form and substance acceptable to Inmet, acting reasonably and in good faith; and

     (p) Members of the Leucadia Group, other than the Las Cruces Companies, shall, at their option, either (i) have delivered to the office of Inmet or as directed by it, all original Books and Records, or copies if originals are unavailable and all data, in each case, of the Las Cruces Companies (or of the Seller Parties relating to the Project to the extent the Seller Parties have records or data not also in the possession of the Las Cruces Companies) relating to the Project, in written or electronic form, in their possession or control consisting of, or based on, Confidential Information (other than information generated by the Seller Parties or received by the Seller Parties with respect to evaluations of offers relating to the Project or the Las Cruces Companies) and a senior officer of Leucadia shall have provided to Inmet a certificate to this effect, or (ii) have undertaken in writing and made arrangements satisfactory to Inmet, acting in a commercially reasonable manner, to complete such deliveries no later than thirty (30) days after the Closing Date (provided that Leucadia may retain copies of any Books and Records which have been delivered to Inmet).

     (2) If any term, covenant or condition to be performed, satisfied or complied with by the Seller Parties or the Las Cruces Companies for the benefit of Inmet shall not have been performed, satisfied or complied with in all material respects by the Termination Date, and such failure to perform, satisfy or comply would give rise to the failure of any of the conditions set forth in Section 4.1(1). Inmet may, without limiting any other right that it may have, at its sole option:

     (a) terminate this Agreement by notice to the Seller Parties and, in such event, Inmet shall be released from all obligations hereunder; or

     (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of termination in the event of non-performance of any other term, covenant or condition in whole or in part.

     (3) If, because a material term, covenant or condition was not performed, satisfied or complied with in all material respects as a result of a willful breach of this Agreement by, or the gross negligence of, a Seller Party or a Las Cruces Company, (x) Inmet terminates this Agreement pursuant to Section 4.1(2)(a) or this Agreement is terminated pursuant to Section 4.4(1) (in either case as the result of the failure of any of the conditions set forth in Section 4.1(1) where such failure is solely attributable to a willful breach of this Agreement by, or the gross negligence of, a Seller Party or a Las Cruces Company), or (y) the Agreement is terminated pursuant to Section 7.2(2) (it being understood that (a) this Section 4.1(3) shall not apply to any termination pursuant to
     Section 7.2 unless a Seller Party has willfully breached a material provision of Section 7.2, and (b) the exercise of its fiduciary duties by the Board of Directors of MK Resources cannot be a willful breach by or gross negligence of a Seller Party or a Las Cruces Company), the Seller Parties shall pay Inmet the amount, if any, by which (i) the total of any amounts received pursuant to Section 7.2(5) of this Agreement, is less than
     (ii) the sum of (a) $7,000,000 representing liquidated damages and not as a penalty, and (b) up to $3,000,000 for reasonable fees and expenses incurred by Inmet (such fees and expenses to be evidenced by invoices, receipts or other evidence) during the due diligence process and in the negotiation and preparation of the Agreement and any related legal or business documents and not recovered by reason of such termination. Except as provided in
     Section 4.1(4) to the extent such provision applies, any payment under this
     Section 4.1(3) will be the exclusive remedy for, and in full satisfaction of, any and all Claims that Inmet may have against the Seller Parties and, following payment to Inmet, Inmet will have no other action or Claim which it may assert against the Seller Parties.

     (4) If this Agreement is terminated under the circumstances set out in
     Section 4.1(3), and either of the Seller Parties enters into a written agreement with respect to any of the transactions described in Section 7.2(1)(a) with a party other than Inmet within 6 months following the termination of this Agreement which transaction is completed within 1 year from the termination of this Agreement (an "Alternative Transaction"), then Leucadia shall pay Inmet within 30 days following the completion of the Alternative Transaction 100% of the amount of the Excess Value determined pursuant to Section 7.2(5)(b). For that purpose, the expression "Alternative Transaction" will be substituted for the expression "Superior Proposal" in the definition of "Excess Value". For the avoidance of doubt, if payments have been made under Section 7.2(5) and/or 4.1(3) and it is determined that Inmet is entitled to payment under this Section 4.1(4), the amounts previously paid under Section 7.2(5) and/or 4.1(3) (other than fees and expenses paid under Section 4.1(3)) shall be deducted from any payment otherwise due under this Section 4.1(4), and no other payment shall be payable by the Seller Parties under any other provision of this Agreement.

4.2  Conditions for the Benefit of the Seller Parties

     (1) The sale by MK Resources and the purchase by Inmet of the Purchased Shares is subject to the following conditions which are for the exclusive benefit of the Seller Parties to be performed or complied with at or prior to the Time of Closing:

     (a) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) preventing the consummation of the transactions contemplated by this Agreement; or
          (ii) preventing the Las Cruces Companies from developing or operating the Project in all material respects as contemplated in the Feasibility Study or otherwise materially impairing the value of the Project;

     (b) all required Governmental Approvals listed in Schedule 4.1(1)(b) shall have been obtained and all required notices to Governmental Bodies listed in Schedule 4.1(1)(b) shall have been made;

     (c)  the Reorganization shall have been completed in accordance with
          Schedule 4.1(1)(c);

     (d) a commitment letter containing all material terms (including representations, warranties, covenants, conditions, events of default, market flex provisions, material adverse change definition and completion test) for fully-underwritten and committed project financing of not less than $255 million and a 66 million Euro bridge facility from third-party lenders in form reasonably acceptable to Leucadia acting in good faith, shall have been executed and delivered by the parties thereto other than the Seller Parties;

     (e) Inmet shall have purchased 70% of the Leucadia Loan for 64.6% of the face amount or if, prior to Closing, Leucadia forgives $2,700,000 of indebtedness owed to it by MK Netherlands under the Leucadia Loan, Inmet shall have purchased 70% of the Leucadia Loan for 70% of the face amount;

     (f) the Shareholders Agreement shall have been executed and delivered by Inmet substantially on the terms set out in the term sheet attached as
          Schedule 4.1(1)(e);

     (g) the Toronto Stock Exchange shall have approved the listing of the Inmet Consideration Shares, and at the Time of Closing, the Inmet Consideration Shares shall be listed and posted for trading on the Toronto Stock Exchange;

     (h) no Material Adverse Change in respect of Inmet shall have occurred since December 31, 2004;

     (i) each of the representations and warranties of Inmet forth in this Agreement (read without any materiality qualifications) shall be true and correct as of the Time of Closing as though made at and as of the Time of Closing (except to the extent such representations and warranties speak as of an earlier date), other than such failures to be true and correct that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change in respect of Inmet;

     (j) Inmet shall have performed or complied with, in all material respects, all of the terms, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Time of Closing;

     (k) Inmet shall have provided to the Seller Parties such certificates, affidavits or statutory declarations of Inmet or of officers of Inmet as the Seller Parties or their counsel may reasonably think necessary in order to establish that the conditions in Sections 4.2(1)(i) and 4.2(1)(j) have been satisfied;

     (l) all necessary steps and proceedings shall have been taken to permit the Inmet Consideration Shares to be duly issued to and registered in the name of MK Resources; and

     (m) Inmet shall have delivered to the Seller Parties a favourable opinion of counsel to Inmet as to matters governed by the laws of Canada (including, without limitation, as to the free tradability of the Inmet Consideration Shares after the four-month hold period) and in form and substance acceptable to the Seller Parties, acting reasonably and in good faith;

     (2) If any term, covenant or condition to be performed, satisfied or complied with by Inmet for the benefit of the Seller Parties shall not have been performed or complied with in all material respects by the Termination Date, and such failure to perform, satisfy or comply would give rise to the failure of any of the conditions set forth in Section 4.1(1), the Seller Parties may, without limiting any other right that they may have, at their sole option, either:

     (a) terminate this Agreement by notice to Inmet and, in such event, each of the Seller Parties shall be released from all obligations hereunder; or

     (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of their rights of termination in the event of non-performance of any other term, covenant or condition in whole or in part.

     (3) If, because a material term, covenant or condition was not performed, satisfied or complied with in all material respects as a result of a willful breach of this Agreement by, or the gross negligence of, Inmet, the Seller Parties terminate this Agreement pursuant to Section 4.2(2)(a) or the Agreement is terminated pursuant to Section 4.4(1) (in either case as a result of the failure of one of the conditions set out in Section 4.2(1) where such failure is solely attributable to a willful breach of this Agreement by, or the gross negligence of, Inmet), Inmet shall pay the Seller Parties (as directed by them) the sum of (a) $7,000,000 representing liquidated damages and not as a penalty, and (b) up to $3,000,000 for reasonable fees and expenses incurred by the Seller Parties (such fees and expenses to be evidenced by invoices, receipts or other evidence) during the due diligence process and in the negotiation and preparation of this Agreement and any related legal or business documents and not recovered by reason of such termination. Any payment under this
     Section 4.2(3) will be the exclusive remedy for, and in full satisfaction of, any and all Claims that the Seller Parties may have against Inmet and, following payment to the Seller Parties, the Seller Parties will have no other action or Claim which they may assert against Inmet. For the avoidance of doubt, if payments have been made under Section 4.4(2) and it is determined that the Seller Parties are entitled to payment under this
     Section 4.2(3), the amounts previously paid under Section 4.4(2) shall be deducted from any payment otherwise due under this Section 4.2(3), and no other payment shall be payable by Inmet under any other provision of this Agreement.

4.3  Procedure for Satisfaction of the Conditions

     (1) Subject to Section 7.2, each of the Parties undertakes to use all commercially reasonable endeavours to ensure the satisfaction of the conditions set out in Sections 4.1 and 4.2 over which it has control as promptly as possible. If any Party becomes aware of a Contract not listed in Schedule 3.2(3)(c) that meets the definition of a Consent Required Contract, such Party shall promptly notify the other Parties of such Contract, and such Contract shall be deemed a Consent Required Contract for purposes the condition set forth in Section 4.1(1)(f).

     (2) Subject to Section 7.2, the Parties shall co-operate one with the other to obtain the satisfaction of the conditions in Sections 4.1(1)(b) and 4.2(1)(b) and, in connection therewith, each Party Group shall:

     (a) not communicate or meet with any Governmental Body in connection with obtaining the satisfaction of such condition without first consulting with and obtaining the agreement of the other Party Group regarding the contents of such communication or the questions to be asked or information conveyed at such meeting and give the other Party Group the opportunity to join in such communication or participate in such meeting;

     (b) deliver to the other Party Group copies of relevant communications from such Governmental Body in a timely fashion; and

     (c) submit to the other Party Group for comment and prior written consent by the other Party Group drafts of any submissions to be made to and agreements to be entered into with such Governmental Body.

4.4  Termination; Effect of Termination

     (1) If the Closing Date does not occur on or before the Termination Date this Agreement shall automatically terminate at 11:59 p.m. (Eastern Standard Time) on the Termination Date.

     (2) If Inmet enters into, or agrees to enter into any amalgamation, merger, plan of arrangement, or other business combination or similar transaction which would reasonably be expected to result in a Material Adverse Change in respect of Inmet, the Seller Parties may, without limiting any other right that they may have, at their sole option, terminate this Agreement by notice to Inmet and, in such event, (a) each of the Seller Parties shall be released from all obligations hereunder and (b) Inmet shall be liable to the Seller Parties for reasonable fees and expenses incurred by them during the due diligence process and in the negotiation and preparation of this Agreement and any related legal or business documents up to a maximum of $3,000,000 (such fees and expenses to be evidenced by invoices, receipts and other evidence).

     (3) In the event of the termination of this Agreement as provided under this Section 4.4, Sections 4.1(2)(a) or 4.2(2)(a) or Section 7.2(2), this Agreement shall forthwith become null and void, except for Sections 4.1(3), 4.1(4), 4.2(3), 7.1 (other than 7.1(1)), 7.2 and 7.7 of this Agreement, which shall survive after the termination.

                              ARTICLE 5 - COVENANTS
                              ---------------------

5.1  Conduct of Business During the Interim Period

     (1) The Parties shall establish a management committee (the "Management Committee") consisting of two (2) members appointed by the Seller Parties and two (2) members appointed by Inmet. Each of the Seller Parties and Inmet may appoint one or more alternates to act in the absence of a regular member of the Management Committee appointed by it. Any alternate so acting shall be deemed a member. The Seller Parties and Inmet shall make or change appointments to the Management Committee by notice to the other members. The Seller Parties shall designate one member they appoint to serve as the Chair of the Management Committee.

     (2) During the Interim Period, the Management Committee shall determine:

     (a) the manner in which CLC implements the Interim Period Development Plan; and

     (b) the procedures, methods and actions of CLC with respect to the Business.

     (3) All actions by the Management Committee shall be consistent with the Interim Period Development Plan; provided, however, that the Seller Parties and Inmet by mutual consent shall have the right, from time to time during the Interim Period, to revise the Interim Period Development Plan.

     (4) The Management Committee shall hold regular meetings at such time and places agreed to by the members. The Chair shall give two (2) days notice to the members of such meetings, which may be waived. In case of an emergency or other situation requiring prompt action, the Chair may call a special meeting on reasonable notice. Members may attend meetings in person or by telephone.

     (5) All decisions by the Management Committee shall require a unanimous vote of the members in attendance at a regular or special meeting at which there is a quorum. A quorum of the Management Committee shall exist if at least one member appointed by the Seller Parties and one member appointed by Inmet are present at the meeting in person or by telephone.

     (6) During the Interim Period, subject to the availability of funds, the Seller Parties will take commercially reasonable, good faith actions to cause CLC to:

     (a)  carry on the Business as directed by the Management Committee;

     (b) implement all directives of the Management Committee with respect to the implementation of the Interim Period Development Plan;

     (c) permit members of the Management Committee to be present at the Project, to participate in management discussions regarding the Project with senior management of CLC, including discussions relating to continuing the development of the Project, conducting drilling work, capital spending and development;

     (d) use reasonable commercial efforts to preserve its business organization, including the services of its officers and employees and their business relationships with suppliers and others having business dealings with them; and

     (e) permit the Management Committee to become fully and effectively involved in all work relating to the development of the Project in accordance with the Interim Period Development Plan and the Feasibility Study.

     (f) operate the Business and continue to develop the Project, in accordance with the Interim Period Development Plan;

     (g) bring all matters relating to the Business or the Project with a value or cost of at least $50,000 before the Management Committee;

     (h) do all acts and things necessary in order to ensure that the Mining Concessions remain in good standing, including making any required expenditures and conducting any necessary work;

     (i) do all acts and things necessary in order to ensure that CLC remains eligible to receive the Subsidies;

     (j) maintain all its assets, whether owned or leased, in their current condition, subject to normal course wear and tear, and maintain insurance upon all of its assets comparable in amount, scope and coverage to that in effect on the date of this Agreement; and

     (k) maintain their books, records and accounts in the Ordinary Course of Business.

     (7) During the Interim Period, the Seller Parties shall use their commercially reasonable, good faith efforts to ensure that the following acts or matters, to the extent that they are in the control of the Seller Parties, will not occur in relation to the Business or the Project or the Las Cruces Companies without the prior written consent of Inmet:

     (a) any development of any material aspect of the Project except as disclosed to and approved by the Management Committee;

     (b) any disposal, lease, or license of any material asset otherwise than in the Ordinary Course of the Business;

     (c) any change in the share or loan capital of any of the Las Cruces Companies, except as contemplated by this Agreement or the Shareholder Loan Agreements;

     (d) any declaration, authorization, making or payment of a dividend in cash, in specie or in kind by, or any reduction in paid-up capital of, the Las Cruces Companies;

     (e) any creation, allotment or issue of, or any grant of any option or other right to subscribe or purchase, or any redemption, purchase or repurchase of any share of any of the Las Cruces Companies or securities convertible into or exchangeable for such shares;

     (f) the incurrence of any liabilities to the Seller Parties, other than borrowings from time to time under the Credit Agreements as in effect on the date of this Agreement and intercompany borrowings;

     (g) the payment of any management charge or fee to any Member of the Leucadia Group by the Las Cruces Companies;

     (h) any creation or grant of a Lien (other than a Permitted Encumbrance) on, over or affecting any of the outstanding securities of any of the Las Cruces Companies, or on the whole or any substantial part of the assets of any of the Las Cruces Companies, except as contemplated by this Agreement or the Shareholder Loan Agreements;

     (i) the making of any loan or granting of credit by any of the Las Cruces Companies to any Person, except for intercompany loans to MK Resources or any of the Las Cruces Companies;

     (j) any amendment to the constitutional documents of any of the Las Cruces Companies;

     (k) any change to the accounting policies or practices of any of the Las Cruces Companies, except where required by U.S. GAAP, Spanish GAAP or by Applicable Law;

     (l) the acquisition, whether by merger, consolidation, formation or otherwise, of any body corporate or business, of all or substantially all of the assets of any body corporate or business, or the entering into of any partnership or joint venture arrangement;

     (m) the expenditure of funds or the making of any expenditure commitment pursuant to any binding agreement to make any single expenditure or series of related expenditures (in each case, whether operational or capital), except as required by or consistent with the Interim Period Development Plan or as approved by the Management Committee;

     (n) any modification, amendment, cancellation or termination of any Material Contract other than a termination arising out of the expiration of its term;

     (o) the failure to renew on expiry or to pay any premium due in respect of its insurance and/or the modification of any insurance policy held by the Las Cruces Companies in any material respect and/or the allowance of any such insurance to lapse or the doing of anything which would render such insurance void or voidable;

     (p) the granting of any guarantees or indemnities by any of the Las Cruces Companies;

     (q)  the appointment of any new Director of any of the Las Cruces
          Companies;

     (r) except in the Ordinary Course of Business, engaging any new employees or dismissing or making any variation to the terms and conditions of employment with any existing employees, including increasing or agreeing to increase the remuneration, pension contributions, bonuses, commission or benefits or providing or agreeing to provide any gratuitous benefit or payment to any such person or their dependants other than previously scheduled salary increases made in the Ordinary Course of Business or as required by any collective agreements;

     (s) incurring material liabilities not contemplated by the Interim Period Development Plan, unless such action has been approved by the Management Committee;

     (t) undertaking any activities in connection with the marketing of the future production of products; and

     (u) settling any litigation to which any of the Las Cruces Companies is a party.

     (8) Notwithstanding the other provisions of this Section 5.1, in the event of a disagreement among the members of the Management Committee, management of the Las Cruces Companies, after giving reasonable consideration to the position of Inmet, may take such actions to operate the Business and develop the Project during the Interim Period as they reasonably believe in good faith to be in accordance with the Interim Period Development Plan or required by Applicable Law.

     (9) Notwithstanding anything to the contrary in this Agreement, Inmet agrees that neither any action taken by any of the Seller Parties or the Las Cruces Companies, nor the conduct of the Business by any of the Seller Parties or the Las Cruces Companies, in each case, in accordance with the Interim Period Development Plan or any directive of (or other approval by) the Management Committee, or with the approval of the Management Committee, and no state of facts, effect, change or occurrence that is the consequence of such action or conduct, shall constitute a breach of, or failure to perform, satisfy or comply with, any representation, warranty, term, covenant or condition by the Seller Parties under this Agreement, provided in each case that the Seller Parties have submitted the matter to the Management Committee if required by this Section 5.1.

5.2  MK Resources Stockholder Meeting

          MK Resources agrees to hold a stockholder meeting to approve the Reorganization as soon as possible.

5.3  Covenants of Inmet

          Inmet agrees that, during the period from the date of this Agreement until the Time of Closing, except as expressly contemplated or permitted by this Agreement or as required by Applicable Law, or unless the Seller Parties otherwise agree in writing, Inmet shall, and shall cause each of the Material Inmet Subsidiaries to, conduct its business operations and affairs in a manner consistent with the objective of maximizing economic returns while giving the highest regard to occupational health and safety, responsible environmental practice and local community and stakeholder concerns and in compliance in all material respects with all Applicable Laws, and shall use its commercially reasonable efforts to preserve intact their material business organizations and material relationships with Third Parties and shall not (subject to the exercise by the directors of Inmet of their fiduciary duties) take any actions that would adversely affect its ability to complete the Transaction or that would result in a Material Adverse Change in respect of Inmet.

5.4  Costs of Consents, Etc.

           Inmet, on the one hand, and the Seller Parties, on the other hand, shall pay 70% and 30%, respectively, of all fees, costs or expenses charged or applicable in connection with obtaining the consents required to assign the Consent Required Contracts and the Governmental Approvals required in connection with the Transaction, and shall share equally the fees, costs and expenses of obtaining consent required to assign the Rio Tinto Royalty and the Ibex Agreement. (For greater certainty, Inmet shall not be responsible for any costs associated with the Reorganization.)

5.5  Regulatory Approvals

          Each of the Seller Parties will, and will cause the Las Cruces Companies to:

     (1) Make or cause to be made all such filings under Applicable Law as may be required to consummate the Transaction in accordance with this Agreement.

     (2) Use all reasonable efforts to obtain or make, or cause to be obtained or made, all authorizations, approvals, consents and waivers from, and notifications to, all persons required under Applicable Law in order to consummate the Transaction in accordance with the terms of this Agreement.

5.6  Compliance Verification and Continued Access

     (1) During the Interim Period, the Seller Parties shall cause the Las Cruces Companies to permit Inmet, through its agents and representatives, to have full access to the management and employees of the Las Cruces Companies, the Assets and liabilities of the Las Cruces Companies and their Books and Records, including geological block models, mine plans and capital expenditure project documents, for the purposes of, among other things, (i) verifying the compliance of the Seller Parties with their respective representations, warranties and covenants hereunder, (ii) exercising Inmet's rights hereunder, and (iii) studying and making plans for the development of the Project. The Seller Parties shall cause the Las Cruces Companies to make available any and all documents and records of the Las Cruces Companies (or other relevant Members of the Leucadia Group to the extent they have documents relevant to the Las Cruces Companies and the representations, warranties and covenants of the Seller Parties) to Inmet and its agents and representatives. Such investigations and inspections shall not, however, affect or mitigate the representations and warranties of the Seller Parties hereunder, which shall continue in full force and effect. Inmet agrees that all such access, investigations and inspection shall be arranged exclusively through the Seller Parties, and not the Las Cruces Companies, and Inmet shall endeavour to ensure that all such access, investigations and inspections will be conducted in a commercially reasonable manner, minimizing any disruption of the operation of the Business or the ongoing development of the Project.

5.7  Related Party Contracts

           The Seller Parties shall terminate, or procure the termination by other Members of the Leucadia Group (as applicable), of any Related Party Contracts specified by Inmet other than the Leucadia Loan, with the result that all such contracts are terminated on or prior to the Closing Date. Any such termination shall be without penalty, cost, liability or further obligation to the Las Cruces Companies or Inmet.

5.8  Name Change and Use of Trade Marks

          The Seller Parties shall not object to the continued use after the Time of Closing of the name "MK Gold" by MK Netherlands; provided that as soon as reasonably practical after the Closing Date, Inmet and MK Resources shall cause MK Netherlands to change its name to a name not including "MK" or "MK Gold" in any form and MK Netherlands shall not thereafter use any stationery, invoices, business cards, advertising or other written materials containing any such name.

5.9  Ibex

          Prior to the Time of Closing, the Parties shall use their commercially reasonable efforts to cause the Ibex Agreement to be assigned to CLC and extended on terms reasonably acceptable to Inmet and the Seller Parties. If consent to the assignment cannot be obtained prior to the Time of Closing, MK Resources shall hold the agreement in trust for CLC and shall take any and all action with respect thereto as Inmet may reasonably direct.

5.10 Rio Tinto Royalty

          Prior to the Time of Closing, the Parties shall use their commercially reasonable efforts to cause the obligation to pay the Rio Tinto Royalty to be assigned by MK Resources to MK Netherlands or CLC or, if that is not possible, shall make such arrangements as are acceptable to the Parties acting reasonably.

5.11 Continued Securities Compliance

          Inmet will use its commercially reasonable efforts to maintain its status as a reporting issuer in good standing and not in default within the meaning of the Securities Act (Ontario) and other applicable Canadian Securities Laws, and to maintain the listing of the Inmet common shares on the Toronto Stock Exchange, until Leucadia ceases to own, directly or indirectly, at least 5% of the Inmet common shares. (Nothing in this Section shall prohibit Inmet from entering into a merger, reorganization, or other transaction which has been approved by the Inmet Board in the exercise of its fiduciary duties.)

5.12 Tax Status

          For as long as Leucadia or an Affiliate is a shareholder of Inmet, if Inmet becomes aware that it is a PFIC or CFC, Inmet shall promptly notify Leucadia. Inmet shall provide all information reasonably requested by Leucadia from time to time in order to determine whether Inmet is a PFIC or a CFC.

5.13 Supplementation and Amendment of Schedules

          The Seller Parties may, not less than five (5) days prior to the Closing Date, by written notice to Inmet, supplement and amend the Schedules with respect to any matter arising after the date of this Agreement that would be required to be disclosed under Section 3.1 and 3.2 if in existence on the date hereof. It is agreed that the Schedules, as supplemented and amended, shall be deemed to amend this Agreement for all purposes hereunder; provided, however, that the furnishing of such supplemental or amended information shall not be deemed to amend this Agreement for purposes of determining the satisfaction of the conditions set forth in Article 4, except to the extent such supplemental or amended information reflects actions taken by any Seller Party or Las Cruces Company consistent with, or pursuant to, the Interim Period Development Plan, a directive of (or other approval by) the Management Committee or this Agreement (including any state of facts, effect, change or occurrence that is the consequence of such actions).

                           ARTICLE 6 - INDEMNIFICATION
                           ---------------------------

6.1  Seller Parties' Indemnities

          Subject to the limitations set out in Sections 6.4 and 6.5, each of the Seller Parties shall jointly and severally indemnify and save harmless Inmet from and against all Losses directly or indirectly suffered by it resulting from any breach of any covenant of the Seller Parties or the Las Cruces Companies contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Sections 3.1 or 3.2 at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder provided that the claim for indemnification is asserted by written notice during such period.

6.2  Indemnity of Inmet

          Subject to the limitations set out in Sections 6.4 and 6.6, Inmet shall indemnify and save harmless the Seller Parties from and against all Losses directly or indirectly suffered by either of them resulting from any breach of any covenant of Inmet contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.3 at any time that such covenant, representation or warranty, as the case may be, is in effect hereunder, provided that the claim for indemnification is asserted by written notice during such period.

6.3  Commissions

           The Seller Parties shall indemnify and save harmless Inmet from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Purchased Shares where such Person purports to act or has acted for either of the Seller Parties in connection with the sale of the Purchased Shares. Inmet shall indemnify and save harmless the Seller Parties from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any Person in respect of the sale and purchase of the Purchased Shares, where such Person purports to act or has acted for Inmet in connection with the sale of the Purchased Shares.

6.4  Exclusive Remedies

          Following the Closing, the rights of indemnification set out in this
Article 6 shall be the sole and exclusive remedies of the Parties under or in connection with this Agreement and shall be exclusive of all other remedies to which such parties would otherwise be entitled at law or in equity. (For greater certainty, only the remedies set out in Article 4 and Article 7 will be available, to the extent they apply, if the Closing does not occur.)

6.5  Limitation of Liability of the Seller Parties

     (1) Neither of the Seller Parties shall have any liability in respect of any Claim made by Inmet arising out of any breach of any covenant of the Seller Parties contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Sections
     3.1 or 3.2 or any Claim for indemnification hereunder unless and until the liability of the Seller Parties in respect of that Claim, when aggregated with the liability of the Seller Parties in respect of all other such Claims exceeds $2,000,000, in which event the Seller Parties shall be liable for the full amount of such Claims.

     (2) The aggregate liability of the Seller Parties in respect of all Claims under this Agreement shall not in any circumstances exceed $70,000,000.

6.6  Limitation of Liability of Inmet

     (1) Inmet shall not have any liability in respect of any Claim made by the Seller Parties arising out of any breach of any covenant of Inmet contained in this Agreement or from any inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.3 or any Claim for indemnification hereunder unless and until the liability of Inmet in respect of that Claim, when aggregated with the liability of Inmet in respect of all other such Claims, exceeds $2,000,000, in which event Inmet shall be liable for the full amount of such Claims.

     (2) The aggregate liability of Inmet in respect of all Claims under this Agreement shall not in any circumstances exceed $70,000,000.

6.7  Notice of and Defence of Third Party Claims

     (1) If an Indemnified Party receives written notice of the commencement or assertion of any Third Party Claim in respect of which the Indemnified Party believes the Indemnifying Party has liability under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event no later than thirty (30) days after receipt of the initial notice of such Third Party Claim, unless a shorter procedural period applies in respect of such Third Party Claim, in which case notice shall be given before the expiry of one half of such period. To the extent reasonable and practical given the information readily available to the Indemnified Party, such notice to the Indemnifying Party shall describe the Third Party Claim in reasonable detail and shall indicate (without prejudice to the Indemnified Party's rights) the estimated amount of the Loss that has been or may be sustained by the Indemnified Party in respect thereof, provided that the failure to give such notice within such time period shall not reduce the Indemnified Party's rights hereunder, except to the extent of any actual prejudice suffered as a result of such failure.

     (2) The Indemnifying Party shall have the right, by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receipt of such notice of such Third Party Claim and subject to the rights of any insurer or other Third Party having potential liability therefor, to elect to assume the defence of any Third Party Claim at the Indemnifying Party's own expense and by the Indemnifying Party's own counsel, provided that the Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim: (i) alleging any criminal or quasi-criminal wrongdoing (including fraud), (ii) which impugns the reputation of the Indemnified Party or (iii) where the Third Party making the Third Party Claim is a Governmental Body.

     (3) Prior to settling or compromising any Third Party Claim in respect of which the Indemnifying Party has the right to assume the defence, the Indemnifying Party shall obtain the consent of the Indemnified Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnified Party. In addition, the Indemnified Party shall be entitled to participate in (but not control) the defence of any Third Party Claim (and in so doing may retain its own counsel) at the cost and expense of the Indemnified Party. If the Indemnified Party does not consent to a settlement or compromise in respect of a Third Party Claim proposed by the Indemnifying Party, and the Losses in respect of such Third Party Claim, as determined by a final, non-appealable order or judgment, exceed the amount of Losses under the proposed settlement or compromise (the "Settlement Amount"), then the indemnification to which the Indemnified Party is entitled under this
     Article 6 in respect of such Third Party Claim shall equal the Settlement Amount.

     (4) With respect to any Third Party Claim in respect of which the Indemnified Party has given notice to the Indemnifying Party pursuant to this Section 6.7 and in respect of which the Indemnifying Party is not entitled to assume the defence or has not elected to do so, the Indemnifying Party may participate in (but not control) such defence assisted by counsel of its own choosing at the Indemnifying Party's sole cost and expense and, prior to settling or compromising any such Third Party Claim, the Indemnified Party shall obtain the consent of the Indemnifying Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnifying Party.

     (5) At their own cost and expense, the Indemnifying Party and Indemnified Parties shall use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim:

     (a) those employees whose assistance, testimony or presence is necessary to assist such Party in evaluating and in defending any Third Party Claim; and

     (b) all documents, records and other materials in the possession of such Party reasonably required by such Party for its use in defending any Third Party Claim,

     and shall otherwise co-operate with the Party defending such Third Party Claim.

     (6) If the Indemnifying Party elects to assume the defence of any Third Party Claim as provided in Section 6.7(2) and fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifying Party has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; provided, that prior to settling or compromising any such Third Party Claim, the Indemnified Party shall have obtained the consent of the Indemnifying Party regarding such settlement or compromise, which consent shall not be unreasonably withheld or delayed by the Indemnifying Party.

     (7) Upon making a full Loss Payment, the Indemnifying Party shall, subject to the rights of any insurers and to the extent of such Loss Payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the Loss Payment relates.

     (8) Any Person providing indemnification pursuant to the provisions of this
     Article 6 is referred to herein as an "Indemnifying Party", and any Person entitled to be indemnified pursuant to the provisions of this Article 6 is referred to herein as an "Indemnified Party".

6.8  Calculation of Damages

           The Losses suffered by any Party hereto shall be calculated after giving effect to the receipt by the Indemnified Party of any recoveries from third parties, including insurance recoveries (it being understood and agreed that the Indemnified Parties shall not be required to seek insurance recoveries in respect of Losses to be indemnified hereunder), and shall take into account any Tax effects. In the event any insurance proceeds are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of a Loss Payment hereunder in respect of the Claims to which such insurance proceeds relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such Loss Payment.

6.9  Mitigation

          The Seller Parties and Inmet shall cooperate with each other with respect to resolving any Claim or Loss with respect to which one Party is obligated to indemnify the other Party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such Claim or Loss.

6.10 No Duplication

          Notwithstanding anything in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article 6 shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement for the same Losses.

6.11 Tax Treatment of Indemnity Payments

          The Seller Parties and Inmet agree to treat any indemnity payment made pursuant to this Article 6 as an adjustment to the purchase price for all income tax purposes.

                               ARTICLE 7 - GENERAL
                               -------------------

7.1  Public Announcements and Confidential Information

     (1) No public announcement or press release concerning the sale and purchase of the Purchased Shares shall be made by any of the Seller Parties or Inmet except as may be required by Applicable Law or the rules of any stock exchange on which their respective shares are listed. Each Party Group will advise and consult with the other prior to any such required announcement or disclosure.

     (2) Each Party Group will keep all confidential information confidential and will not, without the prior written consent of the other Party Group, disclose in any manner, in whole or in part, or use, directly or indirectly, any confidential information for any purpose except in connection with the transactions contemplated by this Agreement.

     (3) Each of the Seller Parties agrees to use its best efforts: (i) to cause all Persons (other than Members of the Inmet Group or the banks in connection with the Syndicated Loan) who have entered into confidentiality agreements with any of the Seller Parties relating to a possible sale, re-financing or other similar transaction relating the Project, to destroy, and to certify the destruction of, all confidential information provided to such Persons under such confidentiality agreements, and (ii) to enforce at all times, at the request and cost of Inmet, all rights under such confidentiality agreements. Moreover, at the request of Inmet, the Seller Parties shall advise Inmet of their efforts made pursuant to this Section.

     (4) The Seller Parties and Inmet may disclose confidential information if required by Applicable Law or requested by legal process or regulatory authority to do so. If any of the Seller Parties or Inmet is required by Applicable Law or requested by legal process or regulatory authority to disclose any confidential information, such Party will give prompt notice to the other Parties of that fact so that they may seek a protective order or other remedy or waive compliance with this Agreement and, further, such Party will co-operate in any efforts to obtain a protective order or other remedy at the expense of the Party or Parties such protective order or remedy. If a protective order or other remedy is not obtained or compliance with this Agreement is waived, such Party will disclose only that portion of the confidential information which is required or requested.

     (5) Each of the Seller Parties and Inmet acknowledges that the other Party Group may not have an adequate remedy at law for damages and would be irreparably harmed if the covenants contained in this Section 7.1 are not performed. Accordingly, the Parties agree that, in addition to any other remedies they may have in law or equity, the other Party Group is entitled to injunctive relief to prevent breaches of, and to specifically enforce, this Section 7.1.

7.2  Transaction Protections

     (1) Non-Solicitation. During the period commencing on the date hereof and continuing until either the Closing Date or the date this Agreement is terminated in accordance with its terms, each Seller Party agrees that it will not, and will not authorize or permit any of its directors, officers or representatives to, and will cause the Las Cruces Companies and their directors, officers and representatives not to, directly or indirectly:

     (a) solicit, initiate, knowingly encourage, engage in or respond to (other than to decline) any inquiries or proposals regarding any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of the assets of MK Resources or the Las Cruces Companies, any recapitalization, reorganization, liquidation, material sale or issue of treasury securities of MK Resources or the Las Cruces Companies or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction which would or could, in any case, constitute a transfer to any third party of any material Asset (other than in accordance with the Feasibility Study, the Interim Period Development Plan or a directive of the Management Committee) or any of the capital stock of MK Resources or a Las Cruces Company (each an "Acquisition Proposal"), other than pursuant to the Transaction;

     (b) knowingly encourage or participate in any discussions or negotiations regarding any Acquisition Proposal;

     (c)  agree to, approve or recommend an Acquisition Proposal; or

     (d)  enter into any agreement related to an Acquisition Proposal;

     provided, however, that subject as hereinafter provided, nothing shall prevent MK Resources or its directors, officers or representatives from furnishing non-public information to, or entering into a confidentiality agreement and/or discussions and/or negotiations with, any person in response to a bona fide unsolicited Acquisition Proposal that is submitted by such person after the date hereof which is not withdrawn if:

     (e) MK Resources promptly provides Inmet and Leucadia with written notice of any such Acquisition Proposal or any request for non-public information relating to MK Resources or the Las Cruces Companies and a description of the material terms and conditions of any such proposal and the identity of the person making such proposal or request for non-public information and thereafter continues to promptly advise Inmet and Leucadia of all material developments relating to such Acquisition Proposal;

     (f) the Board of Directors of MK Resources concludes in good faith, after consultation with counsel, that such action is required in order for them to comply with their fiduciary obligations under Applicable Law; and

     (g) prior to furnishing such non-public information to, entering into a confidentiality agreement with, or entering into discussions and/or negotiations with, such person, MK Resources gives written notice to Inmet and Leucadia of its intention to do so.

     (2) Superior Proposals. The Board of Directors of MK Resources may approve, or recommend that the stockholders of MK Resources approve, an Acquisition Proposal received by them prior to the date of the stockholders meeting to obtain the requisite stockholder approval for the Reorganization if prior to such approval or recommendation:

     (a) it has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and has notified Inmet and Leucadia of that fact and of its intention to approve or recommend the approval of the Acquisition Proposal (the date of such notification being the "Notification Date");

     (b) Inmet and Leucadia have been provided with a copy of the document containing such Superior Proposal;

     (c) Leucadia and Inmet have not exercised their respective rights to counter such Acquisition Proposal, as provided in Section 7.2(3), or if such rights to counter have been exercised, they have not resulted in approval of the Leucadia Counter-Proposal or the Inmet Counter-Proposal; and

     (d) MK Resources has notified Inmet and Leucadia in writing that it is terminating this Agreement, in which case this Agreement shall be terminated except as otherwise provided herein.

As used in this Section 7.2, "Superior Proposal" means a bona fide unsolicited Acquisition Proposal in respect of a direct or indirect interest in not less than 70% of MK Resources or the Las Cruces Companies received after the date hereof in circumstances which do not constitute a breach of this Agreement: (A) that is not conditional on obtaining financing for the acquisition (although, for greater certainty, it may be conditional on obtaining financing for the development of the Project) or, if conditional on such financing for the acquisition, the independent directors of MK Resources have unanimously determined by resolution that the party making the proposal has sufficient financial resources to effect the transaction (and in the case of consideration comprised of stock or debt of such party, such consideration is free of restrictions on the issuance thereof), and (B) in respect of which the Board of Directors of MK Resources have determined in good faith, after consultation with, and receiving advice (which may include a written opinion) from, as appropriate, their financial, legal and other advisors that such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction which would be more favourable, from a financial point of view, to the holders of the common stock of MK Resources other than Leucadia and its affiliates (the "Minority Stockholders"), than the Reorganization upon the consummation of the Transaction.

     (3)  Right to Counter.

     (a) If Leucadia so elects, in its sole discretion, during the one Business Day period following the Notification Date, they may make a written proposal (the "Leucadia Counter-Proposal") to adjust the consideration payable to the Minority Stockholders under the Reorganization such that (i) the Minority Stockholders would receive or be deemed to receive consideration with a value per MK Resources common share at least equal to the value per MK Resources common share available to them under the Superior Proposal, and (ii) the Board of Directors of MK Resources would be able to approve or recommend in the exercise of their fiduciary duties that the Minority Stockholders approve the Leucadia Counter-Proposal on the basis of the consideration payable to the Minority Stockholders, in which event the Board of Directors of MK Resources shall approve or recommend the approval of the Leucadia Counter-Proposal. Leucadia shall provide Inmet with a copy of any Leucadia Counter-Proposal contemporaneously with it being delivered to MK Resources.

     (b)  If Leucadia does not make a proposal during the period referred to in
          (a) above, Inmet shall be entitled, during the five Business Day period following the period referred to in (a) above, to make a proposal (the "Inmet Counter-Proposal") to adjust the consideration payable to MK Resources in respect of the Transaction such that (i) the Minority Stockholders would receive or be deemed to receive consideration with a value per MK Resources common share at least equal to the value per MK Resources common share available to them under the Superior Proposal, and (ii) the Board of Directors of MK Resources would be able to approve or recommend in the exercise of their fiduciary duties that the Minority Stockholders approve the Inmet Counter-Proposal on the basis of the consideration payable to the Minority Stockholders, in which event the Board of Directors of MK Resources shall approve or recommend the approval of the Inmet Counter-Proposal. It is acknowledged by the Parties that MK Resources may postpone the MK Resources stockholder meeting with respect to the Reorganization to the extent required to permit Inmet to exercise its right to make a counter-proposal pursuant to this Section 7.2(3)(b); and that it shall not be a breach of MK Resources' covenant in Section
          5.2 for MK Resources to postpone the MK Resources stockholder meeting for a period of time sufficient to allow Inmet to have the full period provided by this Section 7.2(3)(b) plus two (2) Business Days. For purposes of determining whether the Inmet Counter-Proposal is equivalent to the Superior Proposal:

          (i) Inmet is not required to change the percentage interest of the Las Cruces Companies being sought by it;

          (ii) in determining whether to approve or recommend the approval of the Inmet Counter-Proposal, only the value of such proposal to the Minority Stockholders is to be taken into account by the Board of Directors of MK Resources (for greater certainty the Board of Directors of MK Resources shall not consider any additional consideration received by Leucadia) such that Inmet would be required to pay only such additional consideration under the Inmet Counter-Proposal (in the form of common shares of Inmet or cash or a combination of both, at its option) as would, when used as a basis for paying additional consideration to the Minority Stockholders on the Reorganization, provide the Minority Stockholders with a value or deemed value per MK Resources common share at least equal to the value per MK Resources common share available to them under the Superior Proposal; and

          (iii) in order to effect the payment of the value of all such additional consideration to the Minority Stockholders, Leucadia agrees to pay aggregate additional consideration to the Minority Stockholders on the Reorganization (either in Leucadia shares or cash or a combination of both, at its option) equal in value to the additional consideration paid by Inmet under the Inmet Counter-Proposal.

          During the six Business Day period provided in Sections 7.2(3)(a) and
          (b), MK Resources shall not enter into any agreement in respect of the Superior Proposal with the party making the Superior Proposal.

     (4) Voting Covenant of Leucadia. Concurrently herewith, Leucadia will enter into a Voting Agreement pursuant to which it will agree to vote its shares of common stock of MK Resources in favour of the Reorganization and against any Acquisition Proposal so long as this Agreement shall not have been terminated in accordance with its terms.

     (5) Compensation Fee. If MK Resources terminates this Agreement under
     Section 7.2(2), then Leucadia shall pay in immediately available funds to an account designated by Inmet:

     (a) within three Business Days of the termination of the Agreement, cash in the amount of $3,000,000; and

     (b) within three (3) Business Days of the completion of the transaction resulting from the Superior Proposal, provided that such completion occurs within twelve (12) months of the termination of this Agreement, the amount, if any, by which 75% of the Excess Value exceeds $3,000,000, where Excess Value means: (i) the value received or deemed to have been received by Leucadia in the Superior Proposal, together with the value of the interest in the Las Cruces Companies retained by Leucadia (if any) under the Superior Proposal exceeds, (ii) the value that would have been received or would have been deemed to have been received by Leucadia in the Transaction, together with the value of the interest in the Las Cruces Companies which would have been retained by Leucadia under the Transaction, in each case ascribing a present value to any future consideration to be received by Leucadia.


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
     The obligation to make any payment required by this paragraph shall survive any termination of this Agreement.

     (6) Nothing in this Section 7.2 shall prohibit the Board of Directors of MK Resources from taking and disclosing to MK Resources' stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board determines in good faith after consultation with outside counsel, that failure to so disclose such position would constitute a violation of Applicable Law; provided, however, that in no event shall MK Resources or its Board of Directors or any committee thereof take, or agree to resolve to take, any action prohibited by this Section 7.2.

7.3  Information for Reporting Requirements

     (1)  Following the Closing:

     (a) Inmet shall use reasonable commercial effects to provide any information with respect to Inmet that may be reasonably required by Leucadia to enable it to comply with the accounting and disclosure requirements of the SEC as in effect from time to time, which information shall be provided to Leucadia promptly upon request therefor (such information shall be provided without charge if it is information prepared by Inmet in the ordinary course, and at Leucadia's cost, if such information is not normally prepared by Inmet, including reasonable compensation for management time). Inmet will advise Leucadia prior to taking any changes to its capitalization which reasonably could be expected to raise Leucadia's interest in Inmet to 20% or more (or such lower percentage such that Leucadia would be required to provide information as to Inmet in order for Leucadia to be in compliance with the SEC requirements under Applicable Law at the relevant time), and, prior to effecting or agreeing to effect any such changes to Inmet's capitalization, Inmet will permit Leucadia to reduce its interest in Inmet below the relevant threshold or, to the extent such reduction is not possible at the relevant time, delay the proposed change in Inmet's capitalization until such time as the reduction of Leucadia's interest can be completed.

     (b) The Seller Parties shall provide (at Inmet's expense) the information required to file a business acquisition report (which must be filed within 75 days of the Time of Closing) and a technical report in respect of the Project under National Instrument 43-101 (which must be filed within 30 days of the date of this Agreement).

7.4  Further Assurances

          Each of the Parties shall from time to time execute and deliver all such further documents and instruments and do all acts and things as any other Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.


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
7.5  Time of the Essence

          Time shall be of the essence of this Agreement.

7.6  Dispute Resolution

          When any dispute arises, management of each of the Parties shall meet and confer in a good faith effort to resolve the same. If the dispute cannot be resolved within two weeks, the Chief Executive Officer of each of the Parties shall meet and confer in a good faith effort to resolve the dispute. If the dispute cannot be resolved within two weeks from the time it is referred to the Chief Executive Officers, the Parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation or some other dispute resolution procedure.

7.7  Fees and Expenses

           Each of the Parties shall pay their respective legal, accounting and other costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

7.8  Benefit of the Agreement

          This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

7.9  Invalidity of Provisions

          Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by Applicable Law, the Parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

7.10 Entire Agreement

          This Agreement, together with the Transaction Documents, constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

7.11 Amendments and Waiver

          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.12 Assignment

          This Agreement may not be assigned by a Party without the written consent of the other Parties, except to an Affiliate of the assigning Party, provided that such Affiliate enters into a written agreement with the other Parties to be bound by the provisions of this Agreement in all respects and to the same extent as the assigning Party is bound and provided that the assigning Party shall continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so. Notwithstanding the foregoing, Inmet shall not be relieved of its obligation to issue the Inmet Consideration Shares following any permitted assignment by Inmet hereunder.

7.13 Notices

          Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery or by facsimile addressed to the recipient as follows:

     To Leucadia:

               Leucadia National Corporation
               315 Park Avenue South
               New York, New York, 10010

               Attention: President
               Facsimile: (212) 598-3245

          with a copy to:

               Weil, Gotshal & Manges LLP
               767 5th Avenue
               New York, New York 10153

               Attention: Andrea A. Bernstein
               Facsimile: (212) 310-8007

     To MK Resources (or to the Las Cruces Companies up to the Time of Closing):

               MK Resources Company
               Eagle Gate Tower, Suite 1225
               60 East South Temple
               Salt Lake City, Utah
               84111-1004

               Attention: G. Frank Joklik
                          Chairman and CEO

               Facsimile: (801) 297-6900

          with a copy to:

               Stoel Rives LLP
               201 South Main Street
               Suite 1100
               Salt Lake City, Utah
               84111

               Attention: Reed W. Topham
               Facsimile: (801) 578-6999

     To Inmet (or to the Las Cruces Companies after the Time of Closing):

               Inmet Mining Corporation
               330 Bay Street, Suite 1000
               Toronto, Ontario
               M5H 2S8

               Attention: Steve Astritis
                          Vice-President, General Counsel
               Facsimile: (416) 368-4692

          with a copy to:

               Torys LLP
               Suite 3000
               79 Wellington Street West
               Toronto, Ontario
               M5K 1N2

               Attention: Brian Davis
               Facsimile: (416) 865-7380


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
or to such other address, individual or facsimile number as may be designated by notice given by one Party to another. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours; provided, however, that any notice given under Section 7.2(d) by electronic communication shall be deemed effective upon transmittal.

7.14 Governing Law

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

7.15 Attornment

          The federal courts sitting in New York County shall have jurisdiction to entertain any action arising under this Agreement and each of the Parties to this Agreement hereby attorns to the jurisdiction of the federal courts sitting in New York County.

7.16 Counterparts and Faxed Signatures

           This Agreement may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same Agreement. Counterparts may be executed in faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties, provided, however, that any Party providing its signature in such a manner shall promptly forward to the other Parties an original of the signed signature page of this Agreement which was so faxed.


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
          IN WITNESS WHEREOF the parties have executed this Agreement.

                                        INMET MINING CORPORATION

                                        Per: /s/ Jochen E. Tilk
                                             -----------------------------------
                                             /s/ Steve Astritis
                                             -----------------------------------

                                        LEUCADIA NATIONAL CORPORATION

                                        Per:  /s/ Thomas E. Mara
                                             -----------------------------------


                                        MK RESOURCES COMPANY

                                        Per:  /s/ G. Frank Joklik
                                             -----------------------------------




                                       69